Exhibit 10.1
The confidential portions of this exhibit have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY ***.
EXECUTION COPY

DEVELOPMENT AND LICENSE AGREEMENT

Dated as of June 30, 2008
By and Between

NOVEN PHARMACEUTICALS, INC.,

and

PROCTER & GAMBLE PHARMACEUTICALS, INC.

ii

LIST OF EXHIBITS

Exhibit A	Noven Patents
Exhibit B	Monthly Reports
Exhibit C	Specifications for T-Patch
Exhibit D	Pricing Structure for T-Patch

iii

DEVELOPMENT AND LICENSE AGREEMENT
     This DEVELOPMENT AND LICENSE AGREEMENT (together with any Exhibits and Schedules hereto, this “Agreement”) is entered into as of this 30th day of June 2008 (the “Effective Date”), by and between NOVEN PHARMACEUTICALS, INC., a Delaware corporation (“Noven”), and PROCTER & GAMBLE PHARMACEUTICALS, INC., an Ohio corporation (“P&GP”).
W I T N E S S E T H:
     WHEREAS, Noven and P&GP are parties to a letter agreement dated April 28, 2003 (as amended from time to time, the “Development Agreement”), pursuant to which Noven and P&GP agreed to develop the T-Patch and the ***;
     WHEREAS, Noven and P&GP will enter into one or more Manufacturing and Supply Agreements (collectively, the “Manufacturing and Supply Agreement”) pursuant to which Noven will manufacture and supply to P&GP all of P&GP’s requirements of the Products for sale within the Territory; and
     WHEREAS, Noven desires to license to P&GP the Technology on the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01. Definitions. As used herein, the following capitalized terms have the following meanings:
     “Affiliate” means, when used with respect to a Person, any other Person directly or indirectly controlling, controlled by or under common control with the subject Person. For purposes of this Agreement, “control” means the direct or indirect ownership of over 50% of the outstanding voting securities of a Person or the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of such Person whether through the ownership of securities, contract or otherwise.
     “Annual Net Outside Sales” means, with respect to any calendar quarter and with respect to any Product, the aggregate amount of Net Outside Sales of such Product during the 12-month period ending on the last calendar day of such calendar quarter.

     “Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state or local statute, treaty, law, ordinance, rule, regulation, administrative interpretation, order, writ, injunction, judicial decision, decree or other requirement of any Governmental Authority applicable to such Person or any of such Person’s respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officers’, directors’, employees’, consultants’ or agents’ activities on behalf of such Person).
     “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, Miami, Florida or Cincinnati, Ohio are authorized or required by law to close.
     “Code of Federal Regulations,” or “C.F.R.” means the codification of the general and permanent rules published in the Federal Register by the Executive department and agencies of the United States federal government. Title 21 of the C.F.R. contains the regulations promulgated by the FDA pursuant to the FDC Act.
     “Competing Product” means a product in the Field marketed by a Third Party. Notwithstanding the foregoing, *** is not a Competing Product.
     “Commercially Reasonable Efforts” means, with respect to the development and commercialization of any product, efforts and resources commonly used in the research-based pharmaceutical industry for a pharmaceutical compound or product at a similar stage of research, development or commercialization, and having similar market potential, as such product. Commercially Reasonable Efforts shall be determined by taking into account all relevant factors, including the characteristics of the compound or product, the technical risk and stage of research, development, or commercialization of the compound or product, the cost-effectiveness of efforts or resources applied towards such compound or product while optimizing corporate long term profitability, the existence of alternative compounds or products that may be developed by a party, the competitiveness of alternative Third Party compounds or products, the proprietary position of the compound or product, the regulatory and business environment, the likelihood of product reimbursement, and the potential for product liability exposure. Commercially Reasonable Efforts shall be determined on a compound, product, indication, and market basis, and it is anticipated that the level of efforts and resources will change over time reflecting changes in the status of the compound, product, indication, or the market involved.
     “Confidential Information” means all secret, confidential or proprietary data, know-how and related information, including (i) all INDs, NDAs, Regulatory Applications, Regulatory and Clinical Materials and related filings, applications and data, the content of any unpublished patent applications, operating methods and procedures, marketing, manufacturing, distribution and sales methods and systems, sales figures, pricing policies and price lists and other business information, (ii) all information disclosed or accessed by the parties pursuant to the provisions of the Confidentiality Agreement, this Agreement or the other Transaction Documents, (iii) information learned, observed or otherwise acquired through site visits and discussions between Noven and P&GP at each other’s facilities, including plant size, crew shifts, number of lines, product shipments, lab procedures, new product development testing and manufacturing processes and (iv) the terms and conditions of this Agreement and the other Transaction Documents.

     “Confidentiality Agreement” means the Confidentiality Agreement dated as of December 12, 2002, between Noven and P&GP.
     “Contemplated Transactions” means the transactions contemplated by the Transaction Documents.
     “Damages” means all liabilities, demands, obligations, assessments, judgments, levies, losses, fines, penalties, damages (including compensatory damages), costs and expenses, including reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses, reasonably sustained or incurred in connection with the defense or investigation of any Proceedings (including any Proceedings to establish insurance coverage).
     “FDA” means the United States Food and Drug Administration and any successor agency thereto.
     “FDC Act” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended, and the regulations promulgated thereunder, as amended from time to time.
     “Field” means (i) transdermal patches that contain testosterone (or androgen derivatives of testosterone or androgens that convert to testosterone in the body) as the single active ingredient, and (ii) transdermal patches that contain ***.
     “GAAP” means, as of any time of determination, accounting principles generally accepted in the United States, as in effect at such time.
     “GCP” means (i) the Good Clinical Practices as that term is defined in 21 C.F.R. Parts 50, 54, 56, and 312 as amended from time to time, and applicable guidance documents, and (ii) good clinical practices as required by applicable regulations of any Regulatory Authority.
     “GLP” means (i) the Good Laboratory Practices as that term is defined in 21 C.F.R. Part 58, as amended from time to time, and applicable guidance documents, and (ii) good laboratory practices as required by applicable regulations of any Regulatory Authority.
     “GMP” means (i) the current Good Manufacturing Practices as that term is defined in 21 C.F.R. Parts 210 and 211, as amended from time to time, and applicable guidance documents, and (ii) good manufacturing practices as required by applicable regulations of any Regulatory Authority.
     “Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization (including any national or international securities exchange), commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

     “IND” means an Investigational New Drug Application, as defined in 21 C.F.R. § 312.3(b), filed by a Person with the FDA to obtain authorization to develop, test and perform clinical trials of a product, together with any amendments, correspondence or supplements thereto and incorporated therein.
     “Intellectual Property” means (i) all patents, copyrights, technology, know-how, trade secrets, inventions (including inventions conceived prior to the Effective Date but not documented as of the Effective Date), proprietary data, research and development data and computer software programs, (ii) all trademarks, trade names, service marks and service names, (iii) all registrations, applications, recordings and common-law rights relating thereto, all rights to sue at law or in equity for any infringement or other impairment thereto, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto, and (iv) all other United States, state and foreign intellectual property.
     ***.
     “Launch” means the initial commercial sale by P&GP or any Related Party of any of the Products.
     “Lien” means, with respect to any asset, any mortgage, lien, claim, pledge, charge, security interest or other encumbrance of any kind in respect of such asset.
     “NDA” means a New Drug Application, as defined in 21 C.F.R. § 314, filed by a Person with the FDA to obtain FDA approval of a new drug or therapy, as the context indicates, together with any amendments, correspondence or supplements thereto and incorporated therein.
     “Net Outside Sales” means, for any period of determination and for any Product, the gross invoice price of such Product sold by P&GP (or any Related Parties, successors, assignees, delegatees or partners of P&GP) to the first Third Party after deducting, if not previously deducted, from the amount invoiced or received, the following, provided such deductions shall be incurred reasonably for the benefit of such Product:
          (a) trade and quantity discounts including early pay cash discounts, to the extent actually allowed;
          (b) amounts actually repaid or credited by reasons of defects, recalls, returns, rebates and allowances of goods or because of retroactive or temporary price reductions (that are not reflected in the invoice price) specifically identifiable to the Product;
          (c) rebates and administrative fees actually paid to medical healthcare organizations in line with approved contract terms;

          (d) rebates actually paid resulting from government (or agency thereof) mandated rebate programs or chargeback programs;
          (e) rebates or service fees actually paid to wholesalers for inventory management programs or distribution management agreements;
          (f) discounts actually allowed pursuant to indigent patient programs and patient discount programs to include coupons and vouchers to the extent included in Net Outside Sales;
          (g) sales or excise taxes, custom duties, and other governmental charges, to the extent separately stated on the applicable invoice; and
          (h) amounts repaid or credited for uncollectible amounts on previously sold Product;
all as determined in accordance with P&GP’s usual and customary accounting methods, which shall be in accordance with GAAP, reasonably and consistently applied.
     “Noven Patents” means all patents and patent applications listed in Exhibit A, and any reissues, confirmations, renewals, extensions, counterparts, divisions, continuations, continuations-in-part or patents-of-addition of the patents or patent applications listed in Exhibit A, but only to the extent covering the Products in the Field in the Territory; provided, that the term “Noven Patents” shall not include any of Noven’s future patents (except to the extent such patents are issued in respect of a patent application described in Exhibit A) or patent applications unless (i) such patents cover the T-Patch and/or the ***, in which case Exhibit A will be updated to include such patents, or (ii) Noven and P&GP reach agreement pursuant to Section 5.01, in which case the provisions of Section 5.01 shall apply.
     *** means the transdermal patch drug delivery system to be developed by Noven ***. For purposes of clarification, the *** shall constitute an Additional Product under Section 5.01.
     “Paragraph IV Certification” means the filing of a certification by a Person under 21 U.S.C. § 355(b)(2)(A)(iv) or 21 U.S.C. § 355(j)(2)(A)(vii)(IV), as amended from time to time, but only to the extent such filing implicates the Noven Patents.
     “Permitted Liens” means any of the following: (i) statutory Liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, or other like Liens arising in the ordinary course of business with respect to amounts not yet overdue for a period of 60 calendar days or amounts being contested in good faith by appropriate Proceedings; (ii) rights and licenses granted to others in any Intellectual Property as of the Effective Date; (iii) Liens that have not had, and could not reasonably be expected to have, a material adverse effect on Noven; and (iv) Liens disclosed in this Agreement or in the other Transaction Documents.

     “Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a trust or any other entity or organization, including a Governmental Authority.
     “Proceedings” means governmental, judicial, administrative or adversarial proceedings (public or private), litigation, suits, arbitration, disputes, claims, causes of action or investigations.
     “Products” means, collectively and subject to the provisions of Section 5.01, (i) the *** and (ii) the T-Patch. For the avoidance of doubt, “Products” does not include ***.
     “Quarterly Net Outside Sales” means, with respect to any calendar quarter, the aggregate amount of Net Outside Sales of Products during the three-month period ending on the last day of such calendar quarter. Calendar quarters are the three-month periods ending on March 31, June 30, September 30 and December 31.
     “Regulatory and Clinical Materials” means all documents, supporting materials and other materials relating to the Regulatory Applications, any Regulatory Approval or other matter required to be submitted to any Regulatory Authority in relation to the Products, including the INDs and the NDAs for the Products and documents, supporting materials and other materials relating to any drug master file, investigators’ brochures, clinical studies, pre-clinical studies, safety data, adverse event reports, questionnaires, consultants reports, correspondence (including correspondence with any Regulatory Authority), batch reports, protocols, specifications, quality assurance, quality control, customer queries and any responses thereto, and any compilation or evaluations thereof, and question and answer scripts.
     “Regulatory Applications” means the applications submitted by P&GP or its Related Parties to Regulatory Authorities seeking authorization or approval for the development, manufacture, testing, storage, transport, marketing, advertisement, promotion, sale, use, distribution or other disposal of the Products in all or any portion of the Territory, including the INDs and the NDAs for the Products.
     “Regulatory Approval” means, as to each Product, (i) with respect to the United States, the issuance of an approval letter (as defined in 21 C.F.R. § 314.3(b)) by the FDA pursuant to 21 U.S.C. § 355(c) and 21 C.F.R. § 314.105 approving the NDA for such Product and approving the Product for manufacturing, marketing, sale, distribution and use in the United States, irrespective of any postmarketing study commitments related to such Product, and (ii) with respect to any territory outside of the United States, the comparable issuance of approval by a Regulatory Authority for the manufacturing, marketing, sale, distribution and use of such Product in such territory.
     “Regulatory Authority” means a Governmental Authority that has the authority over the manufacture, use, storage, import, export, clinical testing, transport, marketing, sale or distribution of any of the Products in all or any portion of the Territory, including the FDA and any counterparts to the FDA in territories outside of the United States.

     “Related Parties” means P&GP’s Affiliates and Permitted Sublicensees. For purposes of clarification, it is acknowledged and agreed that the term “Related Parties” does not include distributors.
     “Securities Laws” means the United States Securities Act of 1933, as amended, the United States Securities Exchange Act of 1934, as amended, and any other similar law or regulation of a Governmental Authority, or any successor to any such laws or regulations, together with any rules, regulations or listing standards or agreements of any national or international securities exchange.
     “Technology” means any and all data, information, technology, know-how, processes, methods, skills, trade secrets, developments, discoveries and inventions (which are not the subject of patents or patent applications), in each case owned or controlled by Noven, to the extent but only to the extent covering the Products. Notwithstanding the foregoing, Technology shall not include data, information, technology, know-how, processes, methods, skills, trade secrets, developments, discoveries or inventions, in each case covering the manufacture of the Products or specifications, processes or procedures for the manufacture of the Product, except to the extent required to obtain Regulatory Approval for the Products.
     “Territory” means worldwide.
     “T-Patch” means the transdermal patch drug delivery system developed by Noven ***, and shall include any minor improvements or modifications to such product that do not require additional development work (provided that clinical trials of the T-Patch and clinical work related to the T-Patch performed by P&GP shall not be considered additional development work for purposes of the foregoing phrase). For purposes of clarification, the term “T-Patch” shall not include any product that may constitute an Additional Product under Section 5.01.
     *** means the transdermal patch drug delivery system to be developed by Noven ***. For purposes of clarification, the term *** shall not include any product that may constitute an Additional Product under Section 5.01.
     “Third Party” means any Person other than the parties hereto and their respective Affiliates and, in the case of P&GP, any Related Party.
     “Transaction Documents” means this Agreement, the Manufacturing and Supply Agreement, any agreements or documents prepared or executed pursuant to the transactions contemplated by such agreements, any exhibits or attachments to any of the foregoing and any other written agreement signed by Noven and P&GP that is expressly identified as a Transaction Document, as any of the foregoing may be amended, supplemented or otherwise modified from time to time.
     “United States” means the United States of America and its territories and possessions.
     *** means *** and its parent corporation, ***, together with their respective Affiliates.

     Section 1.02. Other Definitions. Each of the following terms is defined in the section of this Agreement referenced opposite such term.

Term	Section

Acquired Business	5.03(c)
Additional Product	5.01(b)
Agreement	Preamble
Award	4.01(f)
Competing Business	5.03(a)
Contribution Margin	4.01(f)(iv)
Development Agreement	Recitals
Disclosing Party	7.01
Dollar Purchase Rate	6.05(c)
Effective Date	Preamble
Feasibility Study	2.04
First Sales Threshold	6.01(a)
Indemnified Party	9.01(c)
Indemnifying Party	9.01(c)
Joint Development	2.08
Manufacturing and Supply Agreement	Recitals
Milestone Payments	6.04
Milestones	6.04
Noven	Preamble
Noven Additional Product	5.01(a)
Noven Compensatory Damages	4.01(f)(iii)
Noven Indemnitees	9.01(a)
Other Damages	4.01(f)(v)
P&GP	Preamble
P&GP Additional Product	5.01(b)
P&GP Compensatory Damages	4.01(f)(iv)
P&GP Indemnitees	9.01(b)
Patent Expiration	6.03
Permitted Sublicensee	3.04(a)
Project	2.01
Receiving Party	7.01
Royalties	6.01
Royalty Rate	6.01
Second Sales Threshold	6.01(b)
Settlement	4.01(b)
Third Party Infringement Suit	4.02
Third Sales Threshold	6.01(c)
***	8.02(i)
***	8.02(i)
***	8.02(i)

ARTICLE II
DEVELOPMENT
     Section 2.01. Development Agreement. Noven and P&GP are parties to the Development Agreement, pursuant to which Noven and P&GP agreed to develop the T-Patch and the ***. It is acknowledged and agreed that as of the Effective Date, the development of the T-Patch pursuant to the Development Agreement has been completed in full, and all obligations of the parties under the Development Agreement with respect to development of the T-Patch have been fulfilled. The Development Agreement is hereby superseded and replaced in its entirety by this Agreement, and from and after the Effective Date the terms pursuant to which Noven and P&GP shall develop the *** (the “Project”) shall be as set forth in this Agreement.
     Section 2.02. Development Plan for ***. The parties shall use good faith efforts to agree to a development plan for the development of the *** upon delivery by P&GP of written notice to Noven of P&GP’s desire to commence development of the ***. The parties shall negotiate in good faith to develop target specifications for the development of the *** in connection with the development of the development plan for the ***. Each of Noven and P&GP shall perform the development activities contemplated herein in accordance with the applicable development plan and target specifications.
     Section 2.03. Consideration Related to Development of ***. In consideration of the work performed by Noven in connection with the Project from and after the Effective Date, P&GP shall pay and deliver to Noven the following one-time payments in immediately available funds within 45 calendar days after the achievement of the specified development milestones with respect to the ***:
     (a) *** upon Noven’s manufacture, testing, release and shipment of pilot plant batches (not to exceed a total of 20 kg) of clinical supplies of the *** for bioavailability and for stability studies that meet target quantities and mutually agreed-upon release specifications;
     (b) *** upon Noven’s manufacture, testing, release and shipment of three *** batches (in addition to the batches contemplated in clause (i)) of the *** that meet target quantities and mutually agreed-upon release specifications for International Conference on Harmonization stability studies, a ***, human cumulative irritation and sensitization studies and ***/wear studies involving the ***; and
     (c) *** upon the earlier of (A) successful completion by P&GP of a *** trial involving the ***, which shall be defined as showing *** and the ***, based on pre-agreed measures, or (B) the filing of an NDA for the ***.
It is acknowledged and agreed that the payments contemplated in Sections 2.03(a) and 2.03(b) are not contingent upon the success of the events described in Section 2.03(c) or the success of the Project in any respect.

     Section 2.04. Feasibility Study for ***. Noven shall use Commercially Reasonable Efforts to conduct, within six months of the execution of the Manufacturing and Supply Agreement, an in vitro skin flux study to demonstrate the feasibility of the *** (the “Feasibility Study”). Upon completion of the Feasibility Study, if the parties determine that it is feasible to proceed with the development of the ***, the parties shall cooperate in good faith to agree upon the target product profile of the ***, including dosage strength and patch size, taking into account the results of such Feasibility Study. A payment of *** from P&GP to Noven in consideration for Noven’s performance of such Feasibility Study shall be due by P&GP on the Effective Date and shall be payable by P&GP in immediately available funds within three Business Days of the Effective Date. Such *** payment to be made by P&GP is not contingent upon the success of the Feasibility Study in any respect, and no portion of such payment shall be reimbursable to P&GP in any manner or credited against any other payments contemplated by this Agreement, whether or not the Feasibility Study is successful.
     Section 2.05. Clinical Supply of T-Patch. Noven shall provide clinical supplies of the T-Patch for use by P&GP in any clinical studies with respect to the T-Patch that P&GP wishes to conduct. Such clinical supplies shall be supplied pursuant to, and in accordance with the terms and conditions of, the Manufacturing and Supply Agreement; provided that the price for such clinical supplies shall be *** of the T-Patch if stability testing is required, and if stability testing is not required, the parties will discuss a lower price for such clinical supplies to reflect a reduction of the cost of stability testing.
     Section 2.06. Quality and Clinical Development. Each of Noven and P&GP shall conduct all tests, studies and other development and manufacturing activities in connection with the Project in a good scientific manner and in compliance in all material respects with all requirements of Applicable Laws, codes, rules, regulations and permits, including GMP, GLP and GCP. Each of Noven and P&GP shall comply in all material respects (including obtaining all necessary licenses, consents and permits) with the requirements of all Applicable Laws of any Governmental Authority in procurement, handling and disposal of the compounds and products to be studied in connection with the Project.
     Section 2.07. Monthly Reports. Noven shall provide written monthly reports to P&GP summarizing the results of Noven’s work completed to date in connection with the Project, together with interim and final reports as outlined in Exhibit B. Each such report shall provide information concerning studies performed by Noven, the methodologies employed and the results obtained, raw material specifications and product specifications. All reports that Noven provides in hard copy will also be provided in electronic format. Noven shall disclose to P&GP, upon request by P&GP, information with respect to materials, components, composition or construction of the transdermal system developed and investigated or tested by Noven, for the sole purpose of P&GP’s performance of toxicology assessments or product development assessments or for purposes of regulatory review. All data and information supplied by Noven to P&GP in connection with any development plan or the Project shall constitute Confidential Information of Noven for purposes of Section 7.01.

     Section 2.08. Joint Developments. If Noven and P&GP shall, either directly or indirectly through their respective Affiliates, successors, assigns, sublicensees, delegatees, partners, employees, agents or consultants, jointly make or conceive any inventions or discoveries in the course of any development work performed pursuant to this Agreement to which, under United States patent law, both parties would be deemed inventors (a “Joint Development”), each of Noven and P&GP shall have joint ownership of any Intellectual Property associated with each such Joint Development and any patent applications, patents or similar registrations obtained thereon. Without limiting the generality of the foregoing, it is acknowledged and agreed that in no event shall the T-Patch or any Noven Patent be considered for any purpose a Joint Development hereunder. Subject to the terms of this Agreement, each of Noven and P&GP shall have full rights of ownership and use of each such Joint Development.
ARTICLE III
LICENSE
     Section 3.01. License Grant. Except as otherwise provided herein and subject to the terms and conditions of this Agreement, with effect from the Effective Date, Noven hereby grants to P&GP an exclusive license in the Territory, and, subject to the restrictions and limitations of Section 3.04, the right to grant sublicenses, to rights under:
          (a) the Noven Patents and Technology; and
          (b) Noven’s rights in any Joint Developments in the Field;
in each case to develop, use, make, have made, sell or otherwise dispose of the Products in the Field; provided, however, that notwithstanding the foregoing, P&GP shall not have the right (x) to make or have made the Products other than as expressly contemplated by or provided in the Manufacturing and Supply Agreement, or (y) to modify in any way the structure or composition of the Products, without the prior written consent of Noven, such consent not to be unreasonably withheld.
     Section 3.02. Limitations on License Granted Under Section 3.01.
          (a) Noven’s Rights. Noven shall retain all rights not expressly granted to P&GP under this Agreement, including all rights outside of the Field with respect in each case to the Noven Patents, the Technology and Noven’s rights in any Joint Developments. In addition to the foregoing, and notwithstanding Section 3.01, nothing in this Agreement shall limit in any way Noven’s rights:
          (i) to make or have made the Products under the terms and conditions of the Manufacturing and Supply Agreement;

     (ii) to develop, use, make or have made the Products, or to authorize another Person to develop, use, make or have made the Products, for the purpose of conducting research of improved transdermal drug delivery products in the Field;
     (iii) to develop, use, make, have made, promote, sell or otherwise dispose of transdermal drug delivery products that either (A) ***; or (B) ***;
     (iv) to develop, use, make, have made, promote, sell or otherwise dispose of transdermal drug delivery products indicated only for use by men (provided that Noven will not run studies of such products in women, and will not in any way market such products for use by women or encourage the use of such products by women) that either (A) ***, or (B) ***; or
     (v) subject to Section 5.01 and Section 5.03, to develop, use, make, have made, promote, sell or otherwise dispose of any product other than the Products or ***, whether on its own, together with another Person or through a license or other grant of rights to another Person.
          (b) Applicable Law. P&GP shall not be entitled to exercise the rights granted to it under Section 3.01 unless such rights are exercised in accordance with all Applicable Laws.
     Section 3.03. Quality Control. P&GP and its Related Parties shall only develop, use, make, have made, market, promote, sell, distribute or otherwise dispose of the Products and all materials used in connection with the Products, including any labeling, packaging and advertising, in accordance with all Applicable Laws. Noven shall be similarly obligated to act in accordance with all Applicable Laws in the performance of its obligations under this Agreement and its use of Product as permitted in Section 3.02.
     Section 3.04. Sublicense.
          (a) P&GP shall have the right to sublicense the rights granted by Noven under Section 3.01 in any territory throughout the world if, and only if, P&GP obtains Noven’s prior written consent, which consent shall not be unreasonably withheld or delayed (any such sublicensee approved by Noven, a “Permitted Sublicensee”).
          (b) In the event Noven shall consent to any sublicense by P&GP pursuant to Section 3.04(a), (i) the applicable Permitted Sublicensee shall be obligated in writing to the covenants and agreements (to the extent applicable to such Permitted Sublicensee) of, and the restrictions and limitations imposed upon, P&GP hereunder, including the representations and warranties set forth in Sections 8.02(a), (b), (c), (d), (f), (g), (h) and (j) of this Agreement, (ii) no such sublicense shall relieve P&GP of any of its obligations or liabilities under this Agreement, and (iii) P&GP shall be responsible for, and liable to Noven in respect of, any action or inaction taken by any such Permitted Sublicensee to the same extent that P&GP would have been responsible or liable to Noven had P&GP taken or failed to take such action, and P&GP shall be responsible for the payment of Royalties based upon any and all sales of Products by such sublicensee in accordance with Article VI. Noven shall be an express third party beneficiary to any agreement between P&GP and each Permitted Sublicensee that sublicenses any of the rights or licenses granted to P&GP hereunder. No Permitted Sublicensee shall have any right to further sublicense, assign or otherwise transfer any rights granted to such Permitted Sublicensee hereunder, and upon the termination of this Agreement for any reason, all sublicenses granted hereunder shall terminate and all rights granted under this Agreement to any Permitted Sublicensee shall revert immediately to Noven.
     Section 3.05. Co-Promotion Partner. Subject to and without limiting the provisions of Section 3.04, P&GP shall have the right to enroll one or more co-promotion partners in the Territory upon written notice to Noven. P&GP shall (i) ensure that its co-promotion partner(s) comply with the covenants and agreements of P&GP hereunder, and (ii) promptly upon entering into a co-promotion arrangement with a co-promotion partner for the marketing or sale of any of the Products, notify Noven in writing that it has entered into a co-promotion arrangement and identify the co-promotion partner, the term of the arrangement and the Products and territories covered by such arrangement. No enrollment of a co-promotion partner shall relieve P&GP of any of its obligations or liabilities under this Agreement, and P&GP shall be responsible for, and liable to Noven in respect of, any action or inaction taken by any of its co-promotion partners to the same extent that P&GP would have been responsible or liable to Noven had P&GP taken or failed to take such action. To the extent any sales of Products shall be attributed or allocated to any such co-promotion partner, P&GP shall be responsible for the payment of Royalties based upon such sales in accordance with Article VI, and will ensure that Noven has the audit rights set forth in Section 6.05(e) with respect to its co-promotion partners. Except as otherwise provided in the Manufacturing and Supply Agreement, Noven shall have no obligation to supply the Products to any co-promotion partner of P&GP pursuant to this Section 3.05. Notwithstanding the provisions of this Section 3.05, no such co-promotion partner shall have any rights to or under any of the licenses granted to P&GP pursuant to this Article III, whether as a sublicensee or otherwise, unless such co-promotion partner shall also have been approved as a Permitted Sublicensee in accordance with Section 3.04(a). Should P&GP consider a co-promotion partner, P&G shall reasonably consider enrolling Noven as a co-promotion partner. In connection with such consideration, if requested by P&GP, Noven shall provide a reasonable demonstration of its capabilities as a co-promotion partner.
ARTICLE IV
INTELLECTUAL PROPERTY MATTERS
     Section 4.01. Infringement or Other Actions Regarding the Technology.
          (a) If, at any time on or after the Effective Date, either party shall become aware of any infringement or threatened infringement of the Technology, or any unfair competition by any Third Party, in connection with a Competing Product, then the party having such knowledge shall give prompt notice thereof to the other party, which notice shall include the identity of the Third Party and any evidence that the notifying party has relating to such matters.

          (b) Following any notification under Section 4.01(a), Noven shall have the right but not the obligation (and P&GP shall not have the right) to take such action as Noven deems necessary or appropriate to protect and enforce the Noven Patents in the Territory against the Competing Products, including initiating an appropriate Proceeding or threatening to initiate an appropriate Proceeding to prevent or eliminate the infringement of the Noven Patents with regard to the Competing Products and defending any counterclaims arising out of such Proceeding, and P&GP agrees to provide Noven with all reasonable assistance and information required by Noven in connection with such Proceeding or threatened Proceeding, all at Noven’s cost and expense. In connection with the foregoing, P&GP may retain its own independent counsel to participate with Noven in any such Proceeding or threatened Proceeding; provided, that the costs and expenses of such counsel shall be paid by P&GP. No settlement, agreement, consent judgment or other voluntary final disposition (“Settlement”) of a Proceeding or threatened Proceeding under this Section 4.01(b) may be entered into, in whole or in part, by Noven without the consent of P&GP, which consent shall not be unreasonably withheld or delayed.
          (c) In the event that Noven shall not take any action under Section 4.01(b) within 60 calendar days after the notice contemplated by Section 4.01(a) is given, or if Noven shall provide written notice to P&GP prior to the expiration of such 60-calendar day period that it will not take any action under Section 4.01(b), then P&GP shall have the right but not the obligation (and Noven shall not have the right) to take such action as P&GP deems necessary or appropriate to protect and enforce the Noven Patents in the Territory against the Competing Products, including initiating an appropriate Proceeding or threatening to initiate an appropriate Proceeding to prevent or eliminate the infringement of the Noven Patents with regard to the Competing Products and defending any counterclaim arising out of such Proceeding, and Noven agrees to provide P&GP with all reasonable assistance and information required by P&GP in connection with such Proceeding or threatened Proceeding, all at P&GP’s cost and expense. In connection with the foregoing, Noven may retain its own independent counsel to participate with P&GP in any such Proceeding or threatened Proceeding; provided, that the costs and expenses of such counsel shall be paid by Noven. In connection with any action taken by P&GP under this Section 4.01(c), P&GP shall give due consideration to Noven’s views with respect to the necessity or desirability of taking such action. In deciding whether to initiate any Proceeding to prevent or eliminate infringement of the Noven Patents, P&GP shall give careful consideration to how the Proceeding may impact any related Proceedings involving the Noven Patents or affect the full scope, including the unlicensed scope, of the Noven Patents, to what extent the allegedly infringing article reads on the claims of any Noven Patent, the identity of the alleged infringers and the extent of the alleged infringement. No Settlement of a Proceeding or threatened Proceeding under this Section 4.01(c) may be entered into, in whole or in part, by P&GP without the consent of Noven. In the event that Noven elects not to consent to any such Settlement, Noven shall assume the prosecution of the claims and the defense of the Noven Patents from P&GP and, to the extent it is determined that Noven’s withholding of its consent to the Settlement was unreasonable, Noven shall indemnify P&GP for any further liability, claims or Proceedings related thereto or arising therefrom to the extent any damages, liabilities, costs and expenses of P&GP are in excess of any amounts P&GP otherwise would have been responsible for under the terms and conditions of the proposed Settlement.

          (d) In the event that Noven declines to take action under Section 4.01(b) and P&GP fails to take action under 4.01(c) within 30 calendar days after the earlier of (i) P&GP’s receipt of written notice from Noven that Noven will not take any action under Section 4.01(b) or (ii) the expiration of the 60-calendar day period contemplated in Section 4.01(c), or if P&GP shall provide written notice to Noven prior to the expiration of such 30-calendar day period that it will not take any action under Section 4.01(c), then Noven shall once again have the right (and P&GP shall not have the right) to take action and seek cooperation from P&GP under the terms and conditions set forth in Section 4.01(b) notwithstanding its prior election not to take any such action.
          (e) Without limiting the provisions of Sections 4.01(b), 4.01(c) and 4.01(d), in the event that Noven or P&GP becomes aware of a Paragraph IV Certification, it shall promptly notify the other party. Following any notification of a Paragraph IV Certification under this Section 4.01(e), Noven shall have the right to take any action it deems necessary or appropriate to protect and enforce the Noven Patents or any rights of Noven therein; provided, that in the event Noven fails to notify P&GP in writing of its intention to commence a Proceeding against the Person filing the Paragraph IV Certification within five Business Days of the notice of such Paragraph IV Certification delivered under this Section 4.01(e), P&GP may request that Noven take such steps as may be necessary and reasonable to protect and enforce the rights granted to P&GP under this Agreement. Notwithstanding the provisions of Sections 4.01(b) and 4.01(c), in the event Noven takes action upon P&GP’s request, P&GP shall pay for or reimburse Noven for any costs and expenses incurred or borne by Noven in connection therewith.
          (f) All amounts awarded as damages, profits or otherwise (an “Award”) in connection with any action specified in Section 4.01(b) or 4.01(d) taken by Noven shall be paid to and be allocated between Noven and P&GP in accordance with this Section 4.01(f).
     (i) First, all reasonable, actual out-of-pocket costs and expenses incurred by Noven shall be deducted from the aggregate amount of the Award (without regard to whether such Award shall be payable to Noven, P&GP or both) and retained by Noven or paid to Noven by P&GP, as the case may be, prior to any other payment or allocation of such Award in accordance with this Section 4.01(f).
     (ii) Next, after satisfaction of Noven’s costs and expenses in accordance with Section 4.01(f)(i), all reasonable, actual out-of-pocket costs and expenses incurred by P&GP in connection with retaining its own independent counsel to participate with Noven in any action specified in Section 4.01(b) or 4.01(d) taken by Noven shall be retained by P&GP or paid to P&GP by Noven, as the case may be.
     (iii) Next, after satisfaction of Noven’s costs and expenses in accordance with Section 4.01(f)(i) and P&GP’s costs and expenses in accordance with Section 4.01(f)(ii), to the extent any portion of the Award is compensatory in nature to Noven (“Noven Compensatory Damages”), such portion shall be retained by Noven or paid to Noven by P&GP, as the case may be, and shall become the sole property of Noven.

     (iv) Next, after the allocations contemplated by Sections 4.01(f)(i), 4.01(f)(ii) and 4.01(f)(iii), to the extent any portion of the Award is compensatory in nature to P&GP (“P&GP Compensatory Damages”), such portion shall be retained by P&GP or paid to P&GP by Noven, as the case may be, and shall become the sole property of P&GP; provided, that in the event Noven has not already been compensated for lost royalties and lost profit margin on the sale of Product through the payment of Noven Compensatory Damages, Noven shall be entitled to deduct and retain from such P&GP Compensatory Damages, or P&GP shall pay to Noven, as the case may be, an amount equal to 6% multiplied by the Net Outside Sales associated with such P&GP Compensatory Damages, which Net Outside Sales shall be determined as follows: (A) if the amount of lost revenues upon which the P&GP Compensatory Damages are based shall be determined or agreed, whether by judgment, settlement or other resolution of the applicable action, then such lost revenues amount shall constitute Net Outside Sales for purposes of this Section 4.01(f)(iv); and (B) if the amount of lost revenues upon which the P&GP Compensatory Damages are based shall not be determined or agreed in connection with the action, then an amount determined by dividing (1) the amount of the P&GP Compensatory Damages by (2) P&GP’s Contribution Margin on the sale of Products for the 12-month period ending as of the end of the calendar quarter preceding the commencement of the action giving rise to the Award, shall constitute Net Outside Sales for purposes of this Section 4.01(f)(iv). For purposes of this Article IV, the term “Contribution Margin” shall mean, for any 12-month period, a percentage computed as (x) (I) the Net Outside Sales of the Products by P&GP (and any Related Parties, successors, assignees, delegatees or partners of P&GP) during such period, minus (II) cost of goods sold, fully allocated overhead and direct marketing and selling expenses incurred by P&GP in connection the Products during such period, divided by (y) the Net Outside Sales of the Products by P&GP (and any Related Parties, successors, assignees, delegatees or partners of P&GP) during such period.
     (v) Next, after the allocations contemplated by Sections 4.01(f)(i), 4.01(f)(ii), 4.01(f)(iii) and 4.01(f)(iv), to the extent any portion of the Award constitutes damages other than Noven Compensatory Damages and P&GP Compensatory Damages, including punitive and exemplary damages (“Other Damages”), such Other Damages shall be shared equally between Noven and P&GP.
          (g) All Awards in connection with any actions specified in Section 4.01(c) taken by P&GP but assumed by Noven in accordance with the last sentence of Section 4.01(c) shall be paid to and be allocated between Noven and P&GP in accordance with the provisions of Section 4.01(f), except that (i) all reasonable, actual out-of-pocket expenses incurred by P&GP in connection with such action prior to the assumption thereof by Noven shall also be deducted from the aggregate amount of the Award and retained by P&GP or paid to P&GP by Noven, as the case may be, together with the payment of Noven’s costs and expenses in accordance with Section 4.01(f)(i), and (ii) no such allocation shall relieve Noven of any obligation under Section 4.01(c) to indemnify P&GP for any further liability, claims or Proceedings related to an action assumed by Noven in accordance with and subject to the terms of Section 4.01(c).

          (h) Subject to Section 4.01(g), all Awards in connection with any action specified in Section 4.01(c) taken by P&GP shall be paid to and be allocated between Noven and P&GP in accordance with this Section 4.01(h).
     (i) First, all reasonable, actual out-of-pocket costs and expenses incurred by P&GP shall be deducted from the aggregate amount of the Award (without regard to whether such Award shall be payable to P&GP, Noven or both) and retained by P&GP or paid to P&GP by Noven, as the case may be, prior to any other payment or allocation of such Award in accordance with this Section 4.01(h).
     (ii) Next, after satisfaction of P&GP’s costs and expenses in accordance with Section 4.01(h)(i), all reasonable, actual out-of-pocket costs and expenses incurred by Noven in connection with retaining its own independent counsel to participate with P&GP in any action specified in Section 4.01(c) taken by P&GP shall be retained by Noven or paid to Noven by P&GP, as the case may be.
     (iii) Next, after satisfaction of P&GP’s costs and expenses in accordance with Section 4.01(h)(i) and Noven’s costs and expenses in accordance with Section 4.01(h)(ii), to the extent any portion of the Award constitutes P&GP Compensatory Damages, such portion shall be retained by P&GP or paid to P&GP by Noven, as the case may be, and shall become the sole property of P&GP; provided, that Noven shall be entitled to deduct and retain from such P&GP Compensatory Damages, or P&GP shall pay to Noven, as the case may be, ***.
     (iv) Next, after the allocations contemplated by Sections 4.01(h)(i), 4.01(h)(ii) and 4.01(h)(iii), to the extent any portion of the Award constitutes Noven Compensatory Damages, such portion shall be retained by Noven or paid to Noven by P&GP, as the case may be, and shall become the sole property of Noven.
     (v) Next, after the allocations contemplated by Sections 4.01(h)(i), 4.01(h)(ii), 4.01(h)(iii) and 4.01(h)(iv), to the extent any portion of the Award constitutes Other Damages, such Other Damages shall be shared equally between Noven and P&GP.
          (i) Notwithstanding the provisions of this Section 4.01, Noven shall have the right, and P&GP shall not have the right, to take such actions as it deems appropriate to protect, enforce and defend the Technology in any circumstance not specifically contemplated by the provisions of Section 4.01(b), 4.01(c), 4.01(d), 4.01(e) or 4.02. In addition to and without limiting the provisions of Section 4.01(a), the parties agree to notify each other promptly upon becoming aware of (i) any infringement or threatened infringement of the Technology or any unfair competition by any third party in connection with any product other than a Competing Product, and (ii) any Proceeding or threat of any Proceeding by a third party alleging that any of the Technology (including any claims asserted in the Noven Patents) are invalid or unenforceable or otherwise seeking to limit the scope, construction or interpretation of any of the Technology. P&GP agrees to cooperate with Noven in any reasonable manner in any action taken by Noven to protect, enforce or defend the Technology under this Section 4.01(i) at the expense of Noven, if and to the extent reasonably requested by Noven. All amounts awarded as damages, profits or otherwise in connection with any action contemplated in this Section 4.01(i) taken by Noven shall be paid to and become the sole property of Noven; provided, that, subject to the prior payment of Noven’s reasonable, actual out-of-pocket expenses incurred in connection with such action, in the event any amounts awarded as damages, profits or otherwise in connection with any action contemplated in this Section 4.01(i) constitutes P&GP Compensatory Damages, such P&GP Compensatory Damages shall be paid to P&GP, and, in the event Noven has not already been compensated for lost royalties and lost profit margin on the sale of Product through the payment of Noven Compensatory Damages, P&GP shall pay an amount based upon the amount of such P&GP Compensatory Damages, calculated in accordance with the provisions of Section 4.01(f)(iv).
     Section 4.02. Infringement of Third Party Rights.
          (a) If the manufacture, use, sale or offer for sale of any Product results in any Proceeding by a Third Party alleging patent infringement against P&GP or Noven (a “Third Party Infringement Suit”), P&GP or Noven, as the case may be, shall promptly notify the other party in writing of such Proceeding. P&GP shall have the first right, but not the obligation, to defend any such Third Party Infringement Suit, at its own expense, using counsel reasonably acceptable to Noven. P&GP may settle any such Proceeding under such terms as P&GP deems advisable; provided, however, that no Settlement of any such Proceeding may be entered into, in whole or in part, by P&GP without the prior written consent of Noven; and provided further, that if such Proceeding does not implicate any of the Technology (including the Noven Patents), Noven’s consent shall not be unreasonably withheld or delayed. In the event that Noven elects not to consent to any such Settlement, Noven shall assume the defense of the claims and the Noven Patents from P&GP and, to the extent it is determined that Noven’s withholding of its consent to the Settlement was unreasonable, Noven shall indemnify P&GP for any further liability, claims or Proceedings related thereto or arising therefrom to the extent any damages, liabilities, costs and expenses of P&GP are in excess of any amounts P&GP otherwise would have been responsible for under the terms and conditions of the proposed Settlement. P&GP shall keep Noven reasonably informed of all significant developments in connection with any such Third Party Infringement Suit and Noven shall cooperate fully at P&GP’s expense in the defense of the Proceeding. If P&GP chooses not to defend a Third Party Infringement Suit that implicates the Technology, Noven shall have the right, but not the obligation, to defend the Third Party Infringement Suit, at its own expense, using counsel reasonably acceptable to P&GP. Noven may settle any such Proceeding under such terms that Noven deems advisable; provided, however, that no Settlement of any such Proceeding may be entered into, in whole or in part, by Noven without the consent of P&GP, which consent shall not be unreasonably withheld or delayed. Noven shall keep P&GP reasonably informed of all significant developments in connection with any such Third Party Infringement Suit and P&GP shall cooperate fully at its own expense in the defense of the Third Party Infringement Suit.

          (b) If either P&GP or Noven believes that a license to a Third Party patent is necessary to develop or commercialize the Technology in any country or jurisdiction in the Territory, regardless of whether a Proceeding has been commenced by the Third Party against P&GP or Noven, then the party having such belief shall advise the other party in writing. Thereafter, P&GP and Noven shall attempt to agree to a mutually acceptable arrangement under which a license to the third party patent may be obtained. If the parties cannot reach agreement on the issue of what constitutes a mutually acceptable arrangement because either P&GP or Noven does not concur in the belief that the license of the third party patent is necessary, the parties shall submit the issue to a mutually acceptable, independent patent counsel who is familiar with and experienced in the pharmaceutical industry in such country or jurisdiction, who will determine whether such third party patent license is necessary for the development or commercialization of the Technology in such country or jurisdiction. In the event the parties are unable to agree on a mutually acceptable, independent patent counsel to resolve the dispute, the dispute shall be resolved in accordance with the dispute resolution provisions of Section 11.02.
          (c) If the independent patent counsel selected in accordance with Section 4.02(b) or the arbitrator selected in accordance with Section 11.02 determines that the third party patent license is necessary and that the reason the license is necessary is because the third party patent is directed to a transdermal patch with claims that overlap rights that Noven claims in and to the Technology, then (i) Noven shall pay the costs and expenses of the independent patent counsel or the arbitrator, as the case may be, and (ii) P&GP and Noven shall negotiate in good faith a mutually acceptable arrangement under which the third party patent license will be obtained. Thereafter, in the event such a third party patent license is obtained, the royalties payable thereunder shall be borne by P&GP and *** of such royalties shall be deducted from the amount of Royalties that otherwise would have been payable to Noven for the quarter in which the royalties payable to such third party are incurred; provided, however, that (x) the payment of such royalties to the third party shall not affect the methodology of how the Royalties payable to Noven are calculated, (y) any costs, expenses or royalties associated with obtaining any or all rights under the third party patent shall be excluded from the calculation of Net Outside Sales of the Products, and (z) under no circumstances shall the deduction of *** of such royalties cause a reduction of more *** in the total amount of Royalties due to Noven for the relevant quarter. Notwithstanding the foregoing, in the event the third party patent at issue was owned by or licensed to or for the benefit of *** as of the date of this Agreement, (I) Noven shall have no obligation to pay the costs and expenses of the independent patent counsel or the arbitrator, as the case may be, (II) the payment of any royalties to *** or any successor or assignee of *** in respect of the patent shall not affect the methodology of how the Royalties payable to Noven are calculated, (III) any costs, expenses or royalties associated with obtaining any or all rights under the patent shall be excluded from the calculation of Net Outside Sales of the Products, and (IV) there shall be no reduction in the amount of Royalties payable to Noven hereunder as a result of any costs, expenses or royalties associated with obtaining any or all rights under the patent.

          (d) If the independent patent counsel selected in accordance with Section 4.02(b) or the arbitrator selected in accordance with Section 11.02 determines that the third party patent license is not necessary or that the license is necessary but the reason the license is necessary is not attributable to any overlap of the rights Noven claims in and to the Technology and claims under the third party patent, then (i) P&GP shall pay the costs and expenses of the independent patent counsel or the arbitrator, as the case may be, (ii) any costs, expenses or royalties associated with obtaining any or all rights under the third party patent shall be borne by P&GP, (iii) any costs, expenses or royalties associated with obtaining any or all rights under the third party patent shall be excluded from the calculation of Net Outside Sales of the Products, and (iv) there shall not be any reduction in the amount of any Royalties or other amounts payable to Noven hereunder.
     Section 4.03. Maintenance of Noven Patents. Noven shall pay all necessary maintenance and related expenses to maintain the Noven Patents in those jurisdictions within the Territory where the Noven Patents are currently filed as of the Effective Date. Noven shall, from and after the Effective Date, upon the request of P&GP, use reasonable commercial efforts to file additional applications and to take such other reasonable actions necessary to obtain protection of the Noven Patents. Noven shall pay all necessary maintenance and related expenses to maintain the Noven Patents in additional jurisdictions within the Territory in which Noven is receiving revenues under this Agreement and/or the Manufacturing and Supply Agreement, and P&GP shall pay all necessary maintenance and related expenses to maintain the Noven Patents in any other additional jurisdictions in which P&GP has requested that the Noven Patents be maintained. In the event Noven shall fail to pay any necessary maintenance or related expense to maintain the Noven Patents, or to file additional applications or take such other reasonable actions necessary to obtain protection of the Noven Patents in accordance with this Section 4.03, P&GP shall have the right to pay any such expenses, file any such applications and/or take any such actions on Noven’s behalf in order to secure maintenance and protection of the Noven Patents. Should P&GP take any such actions to maintain and protect the Noven Patents in a jurisdiction within the Territory with respect to which Noven is required to pay the necessary maintenance and related expenses under this Section 4.03, Noven shall promptly reimburse P&GP its reasonable costs related to any such action upon written request of P&GP; it being understood that if Noven shall fail promptly to reimburse such reasonable costs upon written request from P&GP, P&GP shall have the right to reduce Royalty payments under Section 6.01 hereof by such amount.
     Section 4.04. Other Intellectual Property Rights. Each party hereby acknowledges and agrees that except as otherwise specifically contemplated in this Agreement or the Manufacturing and Supply Agreement, (i) P&GP is not obtaining any rights in or to use any Intellectual Property owned, licensed or otherwise used by Noven, and Noven is not obtaining any rights in or to use any Intellectual Property owned, licensed or otherwise used by P&GP, and (ii) P&GP is not obtaining any rights in or licenses with respect to the name “Noven” or any derivative thereof and Noven is not obtaining any rights in or licenses with respect to the name “Procter & Gamble” or any derivative thereof. P&GP further acknowledges and agrees that P&GP shall not use any trademark, logo or trade name of Noven or any trademarks, logos or trade names that are confusingly similar thereto or that are a translation or transliteration thereof into any language or alphabet and Noven further acknowledges and agrees that Noven shall not use any trademark, logo or trade name of P&GP or any trademarks, logos or trade names that are confusingly similar thereto or that are a translation or transliteration thereof into any language or alphabet, except in connection with Noven’s manufacture and supply of Products to P&GP in accordance with the Manufacturing and Supply Agreement.

     Section 4.05. Ownership of Clinical Data. P&GP will own all clinical data developed in connection with this Agreement.
ARTICLE V
ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES
     Section 5.01. Additional Products.
          (a) From and after the Effective Date, if at any time Noven designs or develops any transdermal patch that (i) is within the Field and (ii) is not the ***, the T-Patch or *** (a “Noven Additional Product”), then P&GP shall have the exclusive right to commercialize such Noven Additional Product. Noven and P&GP shall agree to appropriate compensation to be paid to Noven for the development of such Noven Additional Product, which compensation shall include the payment of appropriate milestone payments (to be determined by the parties acting in good faith and based on the additional commercial value of the Noven Additional Product (e.g., where the Noven Additional Product imparts additional market exclusivity in the United States beyond the *** and/or the T-Patch, reduces manufacturing costs or increases the sales potential of the Products)) and Noven and P&GP shall execute an appropriate development and commercialization agreement on terms and conditions reasonably similar to those of this Agreement, taking into consideration the contributions from the two parties, which development agreement shall include, among other things, provisions for the payment of royalties at the same rates and on the same basis as provided in this Agreement.
          (b) From and after the Effective Date, if at any time P&GP or a Related Party desires to design or develop (or have designed or developed) a transdermal patch that (i) is within the Field and (ii) is not the ***, the T-Patch or ***, (a “P&GP Additional Product” and, collectively with a Noven Additional Product, an “Additional Product”), then P&GP shall notify Noven and Noven shall have the first right to design and develop such P&GP Additional Product. Noven and P&GP shall negotiate appropriate compensation to be paid to Noven for the design and development of such P&GP Additional Product, which compensation shall include the payment of appropriate milestone payments (to be determined by the parties acting in good faith and based on the additional commercial value of the P&GP Additional Product (e.g., where the P&GP Additional Product imparts additional market exclusivity in the United States beyond the *** and/or the T-Patch, reduces manufacturing costs or increases the sales potential of the Products)) and Noven and P&GP shall execute an appropriate development and commercialization agreement on terms and conditions reasonably similar to those of this Agreement, taking into consideration the contributions from the two parties, which development agreement shall include, among other things, provisions for the payment of royalties at the same rates and on the same basis as provided in this Agreement. In the event Noven refuses such development project, or cannot meet a technical challenge required in respect of such development project, then P&GP may, subject to the provisions of Section 5.03, enter into a development arrangement for such product with a Third Party. Further, at P&GP’s request, the parties shall enter into good faith negotiations to amend the terms and conditions of this Agreement in the event P&GP wishes to commercialize any P&GP Additional Product developed with a third party pursuant to the foregoing sentence without being subject to Section 5.03.

          (c) It is acknowledged and agreed that the *** shall constitute an Additional Product for purposes of this Agreement. Upon completion of the Feasibility Study, Noven and P&GP shall agree to appropriate compensation to be paid to Noven for the development of the ***, which compensation shall include the payment of appropriate milestone payments (to be determined by the parties acting in good faith and based on the additional commercial value of the ***) and Noven and P&GP shall execute an appropriate development and commercialization agreement on terms and conditions reasonably similar to those of this Agreement, taking into consideration the contributions from the two parties, which development agreement shall include, among other things, provisions for the payment of royalties at the same rates and on the same basis as provided in this Agreement.
          (d) Any development and commercialization agreement entered into by Noven and P&GP pursuant to Section 5.01(a), 5.01(b) and/or 5.01(c) shall, other than the milestone payments, have the same terms and conditions as this Agreement, and this Agreement shall be automatically amended to update the definition of “Products” as set forth in Section 1.01 to include any Additional Products developed by Noven under Section 5.01(a), 5.01(b) and/or 5.01(c). Noven shall manufacture for P&GP, and P&GP shall purchase from Noven, P&GP’s requirements of any such Additional Products on terms and conditions reasonably similar to the terms and conditions of the Manufacturing and Supply Agreement to the extent appropriate and for a price to be agreed upon between the parties, if and only if, with respect to any P&GP Additional Product, P&GP does not enter into a development arrangement with a Third Party (subject to the provisions of Sections 5.01(b) and 5.03).
          (e) In the event P&GP or a Related Party shall, subject to the provisions of Sections 5.01(b) and 5.03, design, develop or commercialize any P&GP Additional Products independently or in collaboration with a Person other than Noven, then unless otherwise agreed by the parties in writing, neither P&GP nor any of its Related Parties shall have any right to sublicense or otherwise use in any manner the Noven Patents, the Technology or any of the rights licensed hereunder in connection with the design, development or commercialization of any such P&GP Additional Products.
          (f) Without limiting the provisions of this Section 5.01, it is acknowledged and agreed that Noven shall not have the right to design, develop or commercialize any Additional Products other than as contemplated in or permitted by Section 3.02(a), this Section 5.01 or Section 5.03. Without limiting the provisions of this Section 5.01, it is acknowledged and agreed that P&GP and its Related Parties shall not have the right to design, develop or commercialize any Additional Product other than as contemplated in or permitted by this Section 5.01 or Section 5.03.

     Section 5.02. Regulatory Matters. P&GP and its Related Parties shall be solely responsible for filing and maintaining the Regulatory Applications and obtaining all Regulatory Approvals regarding the Products, as well as all ongoing regulatory compliance relating to the Products. P&GP shall use commercially reasonable efforts, and Noven shall cooperate in good faith with P&GP, to obtain Regulatory Approval of the Products, including Regulatory Approval for natural menopausal indications, in the United States and in each country of the Territory in which *** has been launched for commercial sale, or shall be launched for commercial sale. Upon reasonable request of P&GP, Noven shall cooperate in good faith with P&GP, at the expense of P&GP, to obtain Regulatory Approval for the Products in territories outside of the United States. Notwithstanding anything to the contrary herein, to the extent any regulatory filing or other action taken by P&GP, including any amendment, supplement or other modification of any of the INDs or NDAs for the Products, shall increase or modify in any manner any of Noven’s obligations under the Manufacturing and Supply Agreement or, to the extent any such filing or action shall constitute a change of specifications or other manufacturing change with respect to the Products, Noven’s obligations with respect thereto shall be subject to the terms and conditions of the Manufacturing and Supply Agreement.
     Section 5.03. Noncompetition.
          (a) Subject to the provisions of Sections 5.03(b), 5.03(c), 5.03(d), 5.03(e) and 10.03 hereof, for a period commencing on the Effective Date, and continuing thereafter during the term of this Agreement and pursuant to Section 10.03, if longer, neither Noven, P&GP nor any Related Party, nor any of their respective Affiliates, shall, directly or indirectly, (i) promote or commercialize any product in the Field, or (ii) engage in, or have any majority equity ownership in, or participate in the financing, operation or management of, any firm, corporation or business that engages in, the direct or indirect promotion or commercialization of any product in the Field (the activities described in clauses (i) and (ii) collectively, the “Competing Business”).
          (b) The provisions of Section 5.03(a) shall not limit (i) the right of the parties to develop, promote and commercialize the T-Patch and the *** in accordance with the provisions of this Agreement, or (ii) the right of either party to develop, promote and commercialize any Additional Product that either (x) Noven designs or develops for commercialization by P&GP as contemplated in Section 5.01(a) of this Agreement, or (y) Noven designs or develops for P&GP or a Related Party, or P&GP and Noven design or develop together, as contemplated in Section 5.01(b) of this Agreement.
          (c) The provisions of Section 5.03(a) shall not prohibit the acquisition by Noven, P&GP or a Related Party, or any of their respective Affiliates, of all or any part of a business or Person (whether through the acquisition of assets, securities or other ownership interests, the effecting of a merger, consolidation, share exchange, business combination, reorganization or recapitalization or other similar transaction) (an “Acquired Business”) that is engaged in a Competing Business; provided, however, the acquisition by either Noven, P&GP or a Related Party, or any of their respective Affiliates, of an Acquired Business shall not relieve Noven, P&GP or its Related Parties, or any of their respective Affiliates (including the Acquired Business), of the obligations, restrictions and limitations under Section 5.03(a).

          (d) The prohibitions of Section 5.03(a) shall not apply to:
     (i) the promotion and commercialization of *** by P&GP or any Related Party subject to and in accordance with the terms and conditions of this Agreement;
     (ii) Affiliates of P&GP, Noven or a Related Party at such time as they are no longer Affiliates of P&GP, Noven or such Related Party, as applicable; or
     (iii) the acquisition by either Noven, P&GP or a Related Party, or any of their respective Affiliates, of any interest in any Person, or entering into any collaboration or affiliation with any Person, where the joint venture, association, partnership, collaboration, affiliation or other arrangement arising therefrom does not involve the promotion or commercialization of a product in the Field.
          (e) The prohibitions of Section 5.03(a) shall apply to and bind any Person who shall acquire (whether through the acquisition of assets, securities or other ownership interests, the effecting of a merger, consolidation, share exchange, business combination, reorganization or recapitalization or other similar transaction) a majority of the ownership interests or control of the management of Noven, P&GP or a Related Party, or any of their respective Affiliates; provided, however, that if any such acquiring Person participates in a Competing Business prior to the time of such transaction with Noven, P&GP or a Related Party, or the applicable Affiliate, as the case may be, Section 5.01(a) shall not restrict the continuation by such Person of such Competing Business.
     Section 5.04. Manufacturing and Supply Agreement. The parties shall endeavor in good faith to enter into the Manufacturing and Supply Agreement as soon as practicable after the Effective Date and in any event prior to 45 days following the Effective Date. The Manufacturing and Supply Agreement shall incorporate the target specifications for the T-Patch attached hereto as Exhibit C. In addition, the pricing structure for the supply price of the T-Patch under the Manufacturing and Supply Agreement shall be based upon the provisions of Exhibit D attached hereto. The pricing structure for the *** and any Additional Products hereunder, including the ***, shall be determined by mutual agreement of the parties.

ARTICLE VI
ROYALTIES AND MILESTONE PAYMENTS
     Section 6.01. Royalties Based Upon Quarterly Net Outside Sales. In consideration for the licenses granted to P&GP by Noven hereunder, P&GP shall pay royalty payments (collectively, the “Royalties”) to Noven within 45 calendar days after the end of each calendar quarter, which Royalties shall be determined as a percentage (the “Royalty Rate”) of Quarterly Net Outside Sales of the Products by P&GP (and any Related Parties, successors, assignees, delegatees or partners of P&GP) in the Territory during such calendar quarter. Subject to Section 6.03, the Royalty Rate applicable to the Products for each calendar quarter during the term of this Agreement shall be *** of Net Outside Sales of the Products in the United States; provided that in the event of any termination of the Manufacturing and Supply Agreement prior to termination of this Agreement, other than a termination by P&GP due to Noven bankruptcy or Noven’s uncured material breach of the Manufacturing and Supply Agreement (subject to the termination provisions of the Manufacturing and Supply Agreement), the Royalty Rate applicable to the Products for each calendar quarter during the term of this Agreement shall be *** of Net Outside Sales of the Products in the Territory as a whole.
     Section 6.02. Additional Products. In the event that the parties shall agree to the development of Additional Products pursuant to Section 5.01(a) or 5.01(b), the Royalty Rates set forth in Section 6.01 shall apply to the sale of such Additional Products, and the Net Outside Sales allocable to such Additional Products shall be taken into account together with the sales of all other Products for purposes of determining the Net Outside Sales and the Royalties and Milestone Payments payable hereunder.
     Section 6.03. Expiration of Patents. Upon the date on which the last of the Noven Patents in force in the Territory shall (i) expire by its terms, or (ii) be adjudicated invalid or unenforceable in the Territory by the final judgment of a court of competent jurisdiction, which judgment shall not be subject to appeal (“Patent Expiration”), each Royalty Rate then in effect hereunder shall be reduced by *** before such time as a patch product which is a generic substitute for a Product reaches the market in the United States, and each Royalty Rate then in effect hereunder shall be reduced by *** as of the time a patch product which is a generic substitute for a Product reaches the market in the United States. For purposes of clarity, the reduction in the Royalty Rate is not additive; either a *** or *** reduction will apply.
     Section 6.04. Milestone Payments. P&GP shall pay and deliver to Noven payments (collectively, the “Milestone Payments”), upon the achievement of certain milestones (the “Milestones”) as follows:
          (a) P&GP shall pay and deliver to Noven *** in immediately available funds within 45 calendar days after the last day of the first calendar quarter during which the Annual Net Outside Sales of the Products in the Territory exceeds ***;
          (b) P&GP shall pay and deliver to Noven *** in immediately available funds within 45 calendar days after the last day of the first calendar quarter during which the Annual Net Outside Sales of the Products in the Territory exceeds ***; and
          (c) P&GP shall pay and deliver to Noven *** in immediately available funds within 45 calendar days after the last day of the first calendar quarter during which the Annual Net Outside Sales of the Products in the Territory exceeds ***;

          (d) if, during the fourth year following Launch of a Product in the United States, Net Outside Sales of the Products in the Territory total at least *** for that year and Net Outside Sales of the Products in the Territory are not less than *** of Net Outside Sales of the Products in the Territory in the third year following Launch of a Product in the United States, then P&GP shall pay and deliver to Noven *** in immediately available funds within 45 calendar days after the last day of the month in which Net Outside Sales of the Products in the Territory reach ***;
          (e) if, during the sixth year following Launch of a Product in the United States, Net Outside Sales of the Products in the Territory total at least *** for that year, P&GP shall pay and deliver to Noven *** in immediately available funds within 45 calendar days after the last day of the month in which Net Outside Sales of the Products in the Territory reach ***; and
          (f) P&GP shall pay and deliver to Noven *** in immediately available funds within 45 calendar days after receipt of the first Regulatory Approval of the *** in the United States;
provided, that if more than one Milestone shall be achieved in any single calendar quarter, each Milestone Payment corresponding to the achievement of such Milestones shall be paid and delivered to Noven within the appropriate period contemplated in this Section 6.04.
     Section 6.05. Determination of Net Outside Sales.
          (a) Monthly Reports. P&GP shall provide financial reports to Noven on a monthly basis within 20 Business Days after the last day of each calendar month setting forth the Net Outside Sales of the Products in the United States for the monthly period ending as of the end of each such calendar month. Noven and P&GP hereby acknowledge and agree that such reports shall constitute Confidential Information for purposes of this Agreement and shall be held as confidential by Noven in accordance with Section 7.01 hereof.
          (b) Quarterly Reports. P&GP shall provide financial reports to Noven on a quarterly basis within 15 Business Days after the last day of each calendar quarter, setting forth (i) the amount of Quarterly Net Outside Sales of the Products for the quarterly period ending as of the end of each such calendar quarter, (ii) a detailed reconciliation of gross sales for such calendar quarter to Quarterly Net Outside Sales for such calendar quarter, (iii) the Annual Net Outside Sales of the Products during the 12-month period ending on the last day of such calendar quarter, and (iv) the conversion rate (determined in accordance with Section 6.05(c)) for the calendar quarter used to convert any currency other than U.S. dollars into U.S. dollars. Noven and P&GP hereby acknowledge and agree that such reports shall constitute Confidential Information for purposes of this Agreement and shall be held as confidential by Noven in accordance with Section 7.01 hereof.

          (c) Currency Conversion. All payments made under this agreement shall be in U.S. dollars and all references herein to “$” shall mean U.S. dollars. Where customers are billed in a currency other than U.S. dollars, for purposes of computing royalty payments on Net Outside Sales for any calendar quarter, the aggregate of Net Outside Sales billed in such currency for such quarter shall be converted into U.S. dollars at the commercial rate at which U.S. dollars could be purchased with such foreign currency (the “Dollar Purchase Rate”) on the last Business Day of such quarter, based on the Dollar Purchase Rate on such date as quoted by Citibank, N.A. in New York or other such valid source as agreed by the parties if Citibank, N.A. in New York no longer exists.
          (d) Tax Withholding. If any withholding taxes are imposed by a governmental authority upon Royalties paid under this Agreement, and if such taxes are owed by Noven and required by law or regulation to be withheld by P&GP, P&GP shall withhold such taxes and pay the withheld taxes on behalf of Noven, and deduct the amount of such withheld taxes from the Royalty payments made to Noven hereunder; provided that P&GP shall provide to Noven prompt written evidence of payment of all such withholding tax to the appropriate governmental authority, and with respect to any Royalties payable in respect of sales outside of the United States, P&GP shall provide prior notice of any such withholding requirements and shall cooperate with Noven in order to enable Noven to claim exemptions or reductions from any such withholding tax under any double taxation or similar agreements in force.
          (e) Maintenance of Records; Audits. P&GP shall keep, and shall cause its Related Parties, successors, assigns, delegatees and/or partners to keep, complete and accurate records pertaining to the sale of the Products in sufficient detail to permit Noven to confirm the accuracy of calculations of the Royalties, the Milestone Payments and any other payments due hereunder. Such records shall be maintained in accordance with Applicable Law and in any event for at least a three-year period following the end of the calendar quarter for which they pertain. Not more than once in any fiscal year and upon reasonable advance notice to P&GP, and at its own expense (subject to Section 6.05(g)), Noven shall be entitled to nominate an internationally recognized independent certified public accounting firm reasonably acceptable to P&GP to have access at reasonable times during normal business hours (subject to signing a confidentiality agreement, if applicable) to examine P&GP’s (or its Related Party’s, successor’s, assign’s, delegatee’s or partner’s, as the case may be) records as they relate to relevant Products for the purpose of verifying the correctness of the Royalties, the Milestone Payments and any other amounts paid to Noven under the terms of this Agreement; provided, however, that if such audit reveals that P&GP underreported Quarterly Net Outside Sales or Annual Net Outside Sales by five percent or more, or if any such understatement resulted in P&GP not paying Noven a Milestone Payment to which Noven was entitled, then such audit shall not count against the one audit to which Noven is entitled per fiscal year. Moreover, if an accounting firm is used in such audit, the accounting firm shall not disclose to Noven or to any third party any financial or other information relating to the business of P&GP except that which is necessary to inform Noven of the accuracy or inaccuracy of P&GP’s calculation. Noven shall not audit the same records twice. Noven shall only be entitled to audit books and records of P&GP from the three calendar years prior to the calendar year prior to which the audit request is made.

          (f) Disputes. In the event Noven shall dispute the correctness of P&GP’s calculation of (i) Quarterly Net Outside Sales for any calendar quarter, (ii) Annual Net Outside Sales of the Products for any 12-month period, (iii) the computation of any Royalty or Milestone Payment payable hereunder, or (iv) any other amount payable to Noven hereunder, Noven shall, within 45 calendar days of receipt of any such calculation or payment, provide written notice to P&GP of such objection, setting forth in writing and in reasonable detail the reasons therefor; provided that the failure to give notice of an objection within such 45-calendar day period shall not result in the waiver or loss of Noven’s right to dispute the correctness of P&GP’s calculation unless, and only to the extent that, P&GP is actually prejudiced by such failure. Noven and P&GP shall endeavor in good faith to resolve any disputed matters within 45 calendar days after P&GP’s receipt of Noven’s notice of objections. If Noven and P&GP are unable to resolve the disputed matters within such 45-calendar day period, Noven and P&GP shall select a nationally known independent accounting firm (which firm shall not be the then regular auditors of either party) to resolve the matters in dispute, and the determination of such firm in respect of the correctness of each matter remaining in dispute shall be conclusive and binding on Noven and P&GP. The independent accounting firm selected to resolve such disputes shall have access to the relevant records of the parties with respect to the matter in dispute. In connection with the resolution of any dispute under this Section 6.05(f), Noven shall bear the costs and expenses of the independent accounting firm selected to resolve such disputes, subject to Section 6.05(g).
          (g) Expenses. If P&GP is determined to have underreported the amount of Quarterly Net Outside Sales or Annual Net Outside Sales for a period subject to dispute hereunder by five percent or more, or if any such understatement shall have resulted in P&GP not paying Noven a Milestone Payment to which Noven was entitled, then P&GP shall reimburse Noven for any and all reasonable, actual out-of-pocket expenses incurred by Noven in connection with the dispute, including any costs and expenses payable to the independent accounting firm or firms engaged pursuant to Section 6.05(e) and/or Section 6.05(f), and any other costs and expenses incurred by Noven in connection with the audit of P&GP’s books and records and any such dispute resolution process.
     Section 6.06. Generation of Net Outside Sales. P&GP and its Related Parties shall exercise Commercially Reasonable Efforts to maximize the Net Outside Sales of the Products during the term of this Agreement, and shall at all times market the Products in a manner comparable to other products of P&GP (or its Related Parties, successors, assignees, delegatees or partners), with market potential comparable to that of the Products. Without limiting the generality of the foregoing, (i) with respect to any country in the Territory (including the United States) in which neither *** nor any Product has been launched for commercial sale as of the Effective Date, P&GP and its Related Parties shall exercise Commercially Reasonable Efforts to Launch one or more of the Products in each such country, and (ii) with respect to any country in the Territory in which *** has been launched for commercial sale as of the Effective Date, or shall be launched for commercial sale after the Effective Date but prior to the Launch of any of the Products, P&GP and its Related Parties shall exercise Commercially Reasonable Efforts to convert their promotion and commercialization efforts from *** to the Products, and exercise Commercially Reasonable Efforts to transition sales from *** to the Products, as soon as practicable after receipt of Regulatory Approval of the first Product in such country; provided that with respect to this clause (ii), P&GP shall not be required to transition sales from *** to any Product in any country until such Product shall have received Regulatory Approval for natural menopausal indications in such country. Notwithstanding the foregoing, in the event Noven shall have notified P&GP, at any time prior to the Launch of a Product in any country, that Noven in good faith believes that such Launch in such country poses a risk of infringement of any Intellectual Property rights of ***, P&GP may Launch such Product in such country notwithstanding Noven’s notice of potential infringement risk; provided that in such case P&GP shall indemnify Noven and the Noven Indemnitees from any and all Damages arising out of any infringement, alleged infringement or other violation of any Intellectual Property rights of *** related to such Launch, or any or claim, demand, suit, action or proceeding related thereto.
ARTICLE VII
CONFIDENTIALITY
     Section 7.01. Confidentiality.
          (a) Pursuant to the terms of this Agreement, each party (in such capacity, the “Disclosing Party”), has disclosed and will be disclosing to the other party and/or its Affiliates, Related Parties, successors, assigns, delegates, partners, or representatives (in such capacity, the “Receiving Party”), certain Confidential Information of the Disclosing Party. The Receiving Party shall make no use of such Confidential Information except in the exercise of its rights and the performance of its obligations set forth in this Agreement. The Receiving Party shall use at least the same efforts to keep secret, and prevent the disclosure to third parties of, Confidential Information of the Disclosing Party as it would use with respect to its own Confidential Information. Confidential Information disclosed by the Disclosing Party shall remain the sole and absolute property of the Disclosing Party, subject to the rights granted herein. The above restrictions on the use and disclosure of Confidential Information shall not apply to any information which (i) is already known to the Receiving Party at the time of disclosure by the Disclosing Party, as demonstrated by competent proof, (ii) is or becomes generally available to the public other than through any act or omission of the Receiving Party in breach of this Agreement, (iii) is acquired by the Receiving Party from a third party who is not, directly or indirectly, under an obligation of confidentiality to the Disclosing Party with respect to same, or (iv) is developed independently by the Receiving Party without use, direct or indirect, of information that is required to be held confidential hereunder.
          (b) In the event the Receiving Party is required (i) by Applicable Law to disclose Confidential Information of the Disclosing Party to any Regulatory Authorities to obtain Regulatory Approval for the Products or to comply with the requirement of any Regulatory Authority, (ii) to disclose Confidential Information of the Disclosing Party to respond to an inquiry of a Regulatory Authority or Governmental Authority concerning the Products, or (iii) to disclose Confidential Information of the Disclosing Party in a judicial, administrative or arbitration proceeding to enforce such party’s rights under this Agreement, it may do so only if it (A) provides the Disclosing Party with as much advance written notice as possible of the required disclosure, (B) cooperates with the Disclosing Party in any attempt to prevent or limit the disclosure, and (C) limits disclosure, if any, to the specific purpose at issue.

          (c) Notwithstanding the provisions of this Section 7.01:
     (i) P&GP shall be permitted to disclose to its distributors, wholesalers, customers and other third parties having a reasonable need to know such information such Confidential Information relating to the Products as P&GP shall reasonably determine to be necessary or useful in order to effectively develop, market and distribute the Products;
     (ii) Noven shall be permitted to disclose such Confidential Information relating to the Products as Noven shall reasonably determine to be necessary or useful in order to effectively perform its obligations under the Manufacturing and Supply Agreement;
     (iii) each of Noven and P&GP shall be permitted to disclose to a Regulatory Authority such Confidential Information relating to the Products as it shall reasonably determine (but only after consulting with the other party to the extent practicable) to be necessary to comply with the provisions of Applicable Law; and
     (iv) nothing in this Section 7.01 shall be interpreted to limit the ability of either Noven or P&GP to disclose its own Confidential Information to the other party or any other Person on such terms and subject to such conditions as it deems advisable or appropriate;
provided, however, that in each such case any third party recipients of any Confidential Information (other than a Regulatory Authority or other Governmental Authority) undertake substantially the same confidentiality obligation as the parties hereunder with respect to such Confidential Information.
          (d) Each of Noven and P&GP acknowledge and agree that the terms and conditions of this Agreement shall be considered Confidential Information of each party and shall be treated accordingly. Notwithstanding the foregoing, (i) P&GP acknowledges and agrees that Noven may be required to disclose some or all of the information included in this Agreement in order to comply with its obligations under the Securities Laws, and hereby consents to such disclosure to the extent deemed advisable or appropriate by counsel to Noven, provided that P&GP is informed of the information to be disclosed and given an adequate time to comment, and (ii) Noven acknowledges and agrees that P&GP may disclose the terms and conditions of this Agreement to third party sublicensees and co-promotion partners to permit P&GP to exercise its rights to fulfill its obligations under Sections 3.04 and 3.05 of this Agreement; provided, however, that (x) such disclosure shall be pursuant to, and subject to the terms and conditions of, non-disclosure or similar protective agreements in form and substance reasonably acceptable to Noven, which agreements shall contain covenants, agreements, restrictions and limitations at least as restrictive as those set forth in this Agreement, (y) such disclosure may be made only to sublicensees and co-partners permitted under Sections 3.04 and 3.05, as the case may be, and (z) P&GP shall provide written notice of any such disclosure to Noven.

          (e) Each party specifically recognizes that any breach by it or its Affiliates, Related Parties, successors, assigns, delegates, partners or representatives of this Section 7.01 may cause irreparable injury to the other party and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), each party agrees that in the event of any such breach, notwithstanding the provisions of Section 11.02 or Article IX hereof, the other party shall be entitled to seek, by way of private litigation in the first instance, injunctive relief and such other legal and equitable remedies as may be available.
          (f) The obligations of confidentiality and nonuse set forth in this Section 7.01 shall survive the termination of this Agreement for a period of five years.
     Section 7.02. Publications. It is understood that the parties may wish to publish or otherwise disclose information generated in connection with the Project to a third party for publication in a reputable scientific forum (for example, as an abstract, poster presentation, lecture, article, book, or any other means of dissemination to the public). No such disclosure shall be made by either Noven or P&GP to a third party (a) without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, and (b) unless and until a patent application has been filed adequately describing and claiming any invention believed to be patentable embodied in such disclosure. In the event that either Noven or P&GP shall desire to make any such disclosure to a third party, such party shall submit a complete written draft of the disclosure to the other at least 45 calendar days prior to submission for publication of such draft, or an abstract of a proposed oral disclosure at least 45 calendar days prior to submission of such abstract or the oral disclosure, whichever is earlier. In the event that patent filings are necessary, public disclosure shall be delayed until said patent filings have been made. The other party shall have the right (i) to propose modifications to the publication for patent reasons, (ii) to request a delay in publication or presentation in order to protect patentable information, or (iii) to request that the information be maintained as a trade secret and, in such case the other party shall not make such publication.
     Section 7.03. Press Releases. In addition, except as may be required by Applicable Law, no party shall originate any publicity, press or news release or other public announcement, written or oral, whether to the public press or otherwise, relating to this Agreement, the other Transaction Documents or to the existence of an arrangement between the parties, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. In the event disclosure of this Agreement, or any of the terms and conditions of this Agreement is required by Applicable Law, the party required to so disclose such information shall, to the extent possible, provide to the other party for its prior approval (such approval not to be unreasonably withheld or delayed) a written copy of such public announcement. When practicable, the party required to disclose such information will provide a copy to the other party at least five Business Days prior to disclosure.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES
     Section 8.01. Representations and Warranties of Noven. Noven represents and warrants to P&GP as of the Effective Date that:
          (a) Organization. Noven is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Noven is qualified to do business in each jurisdiction where the character of its business (after giving effect to the Contemplated Transactions) makes such qualifications necessary to carry on its business.
          (b) Power, Authority and Enforceability. Noven has full corporate power and authority to enter into and perform this Agreement and to consummate the Contemplated Transactions. This Agreement has been or shall be duly executed and delivered by duly authorized signatories of Noven. This Agreement constitutes a valid and binding obligation of Noven, enforceable against Noven in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally.
          (c) No Violation. Neither the execution and delivery of this Agreement nor the consummation by Noven of the transactions contemplated hereby, will (i) conflict with or result in a breach of any of the terms, conditions or provisions of Noven’s certificate of incorporation or other governing or charter document, or of any statute or administrative regulation, or, to the best of its knowledge, of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award or any agreement binding upon Noven or its assets, or (ii) to the best of its knowledge, contravene or conflict with, or constitute a violation of, any provisions of any Applicable Law binding upon Noven.
          (d) No Default. Noven is not a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Noven according to the terms of this Agreement will be a default, or whereby timely performance by Noven according to the terms of this Agreement may be prohibited, prevented or delayed.
          (e) Litigation. There is no Proceeding pending or, to the knowledge of Noven, threatened against, Noven or any of its Affiliates before any court, arbitrator, administrative agency or other tribunal that could reasonably be expected to prevent Noven from executing this Agreement or consummating the transactions contemplated hereby.

          (f) Intellectual Property. To the extent set forth in this Agreement, (i) Noven has the right to grant to P&GP the rights granted herein unencumbered by any Liens (other than Permitted Liens), (ii) to the knowledge of Noven, Noven has not received any written notice alleging any infringement by Noven of any intellectual property rights of another Person in respect of the Products or the Noven Patents, (iii) to the knowledge of Noven, the Noven Patents are valid and enforceable and Noven has no knowledge of any infringement by a third party of any of the claims in the Noven Patents, and (iv) the rights granted to P&GP under this Agreement do not conflict with rights granted by Noven to any other Person.
          (g) Estimates. Noven acknowledges that P&GP makes no representation or warranty as to the prospects, financial or otherwise, of the sale of the Products, and that any projections, estimates or forecasts of future results or events provided by or on behalf of P&GP are subject to uncertainty and to the assumptions used in their preparation.
          (h) Generic Drug Enforcement Act. Neither Noven, its Affiliates nor any of their respective officers, directors, employees, agents or consultants have been charged with or convicted under federal law for conduct relating to the development or approval of, or otherwise relating to the regulation of, any product under the Generic Drug Enforcement Act of 1992 or any other relevant statute, law or regulation. Neither Noven, its Affiliates nor any of their respective officers, directors, employees, agents or consultants has been debarred under Section 306(a) or Section 306(b) of the FDC Act, nor convicted of any offense required to be listed under Section 306(k)(2) of the FDC Act.
          (i) Third Party Agreements. Neither the execution and the delivery of this Agreement nor the consummation by Noven of the Contemplated Transactions will conflict with or result in a breach of any third party agreements to which Noven is a party or may otherwise be bound.
     Section 8.02. Representations and Warranties of P&GP. P&GP represents and warrants to Noven as of the Effective Date that:
          (a) Organization. P&GP is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. P&GP is qualified to do business in each jurisdiction where the character of its business (after giving effect to the Contemplated Transactions) makes such qualifications necessary to carry on its business.
          (b) Power, Authority and Enforceability. P&GP has full corporate power and authority to enter into and perform this Agreement and to consummate the Contemplated Transactions. This Agreement has been or shall be executed and delivered by authorized signatories of P&GP. This Agreement constitutes a valid and binding obligation of P&GP, enforceable against P&GP in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally.

          (c) No Violation. Neither the execution and delivery of this Agreement nor the consummation by P&GP of the transactions contemplated hereby, will (i) conflict with or result in a breach of any of the terms, conditions or provisions of P&GP’s certificate of incorporation or other governing or charter document, or of any statute or administrative regulation, or, to the best of its knowledge, of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award or any agreement binding upon P&GP or its assets, or (ii) to the best of its knowledge, contravene or conflict with, or constitute a violation of, any provisions of any Applicable Law binding upon P&GP.
          (d) No Default. P&GP is not a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by P&GP according to the terms of this Agreement will be a default, or whereby timely performance by P&GP according to the terms of this Agreement may be prohibited, prevented or delayed.
          (e) Estimates. P&GP acknowledges that Noven makes no representation or warranty as to the prospects, financial or otherwise, of the sale of the Products, and that any projections, estimates or forecasts of future results or events provided by or on behalf of Noven are subject to uncertainty and to the assumptions used in their preparation.
          (f) Generic Drug Enforcement Act. Neither P&GP, its Affiliates nor any of their respective officers, directors, employees, agents or consultants have been charged with or convicted under federal law for conduct relating to the development or approval of, or otherwise relating to the regulation of, any product under the Generic Drug Enforcement Act of 1992 or any other relevant statute, law or regulation. Neither P&GP, its Affiliates nor any of their respective officers, directors, employees, agents or consultants has been debarred under Section 306(a) or Section 306(b) of the FDC Act, nor convicted of any offense required to be listed under Section 306(k)(2) of the FDC Act.
          (g) Litigation. There is no Proceeding pending or, to knowledge of P&GP, threatened against P&GP or any of its Affiliates before any court, arbitrator, administrative agency or other tribunal which (i) could reasonably be expected to prevent P&GP from executing this Agreement or consummating the transactions contemplated herein, or (ii) could reasonably be expected to prevent or interfere with P&GP’s ability to obtain Regulatory Approval of the Products.
          (h) Licenses and Permits. Subject to receipt of Regulatory Approval of the Products, P&GP has all licenses, franchises, permits and other similar authorizations affecting, or relating in any way to, the Products required by Applicable Law to be obtained by P&GP to permit P&GP to market, promote, distribute, use, sell, or otherwise dispose of the Products after the Effective Date.
          (i) ***. P&GP has entered into an amended and restated development and license agreement with *** (the ***) in respect of the Intellectual Property owned or otherwise controlled by ***, and (i) the terms and conditions of this Agreement and the Manufacturing and Supply Agreement do not conflict with, and will not result in a breach of, any of the terms and conditions of the ***, (ii) the transactions contemplated by this Agreement and the Manufacturing and Supply Agreement will not infringe, violate or result in a breach by P&GP or

Noven of the rights of *** under the ***, (iii) as a result of the ***, P&GP no longer has any continuing obligation to work with *** or any of its Affiliates to develop products in the Field and is not currently working with *** on any such development of products in the Field (other than with respect to the efforts of P&GP to obtain Regulatory Approval of ***), and (iv) as a result of the ***, following the commercial launch of the first Product, P&GP shall have no further obligation to *** or any of its Affiliates to market or sell *** or any other product developed, in whole or in part, by *** or any of its Affiliates. To the knowledge of P&GP, neither *** nor any of its Affiliates, representatives or related parties has received any written notice alleging any infringement of any intellectual property rights of another Person in respect of*** or any of the ***. Attached hereto as Schedule 8.02(i) is a true and correct list of the patents and patent applications covering the *** (together with any reissues, confirmations, renewals, extensions, counterparts, divisions, continuations, continuations-in-part or patents-of-addition of such patents or patent applications, the ***). P&GP may, from time to time upon written notice to Noven, update Schedule 8.02(i) hereto to include additional patents and patent applications covering the *** as appropriate to reflect such patents and patent applications.
          (j) Third Party Agreements. Neither the execution and the delivery of this Agreement nor the consummation by P&GP of the Contemplated Transactions will conflict with or result in a breach of any third party agreements to which P&GP is a party or may otherwise be bound.
     Section 8.03. Knowledge. Where a representation or warranty contained in this Article VIII is stated to be to a party’s knowledge, this knowledge shall mean to the actual knowledge of the party’s executive officers and shall be deemed to include a representation that a reasonable inquiry or investigation of the subject matter thereof has been made of such individuals and shall thus include matters that a prudent individual could reasonably be expected to discover or otherwise become aware of during the course of such inquiry or investigation.
ARTICLE IX
INDEMNIFICATION
     Section 9.01. Indemnification. In order to allocate between themselves the responsibility for claims arising out of this Agreement, and except as otherwise specifically provided for herein, from and after the Effective Date, the parties shall indemnify each other as provided in this Section 9.01.
          (a) Indemnification Obligations of P&GP. From and after the Effective Date, P&GP shall defend, indemnify and hold Noven, its Affiliates, and each of their respective officers, directors, agents, employees, shareholders, successors and assigns (collectively, “Noven Indemnitees”), harmless from and against any and all Damages which Noven Indemnitees may incur or suffer, or with which any of them may be faced arising out of:
     (i) the breach by P&GP or any of its Related Parties of this Agreement including (A) any material inaccuracy in or any material breach of any representation or warranty made by P&GP or a Related Party in, or pursuant to, this Agreement, and (B) any material breach by P&GP or a Related Party of, or material failure by P&GP or a Related Party to comply with, any of its covenants or obligations pursuant to this Agreement;

     (ii) any infringement or alleged infringement of the *** arising out of any Noven Indemnitee’s exercise of its rights or performance of its obligations under this Agreement or any of the other Transaction Documents;
     (iii) the Products, including any actions or inactions by P&GP or any of its Related Parties, successors, assignees, delegatees or partners with respect to the Products, and any bodily injury, illness or death of any person caused or alleged to be caused by the use, distribution or sale of the Products;
     (iv) the enforcement by Noven Indemnitees of their rights under this Section 9.01(a);
     (v) any negligence or willful misconduct by P&GP or its Related Parties, successors, assignees, delegatees or partners under this Agreement or by P&GP or its Related Parties, successors, assignees, delegatees or partners in connection with the Products or the Technology;
     (vi) P&GP’s or a Related Party’s material violation of any Applicable Law, including any failure by P&GP or a Related Party to develop, use, make, have made, market, promote, sell, distribute or otherwise dispose of the Products and all materials used in connection with the Products, including any labeling, packaging and advertising, in accordance with all Applicable Laws; and
     (vii) the indemnification matters contemplated in Section 6.06;
provided, however, that, in each such case, P&GP shall not be liable hereunder to the extent such Damages arise from the negligence or willful misconduct of, or a violation of any Applicable Law by, any Noven Indemnitees, or from the breach by Noven of the provisions of this Agreement or the Manufacturing and Supply Agreement.
          (b) Indemnification Obligations of Noven. From and after the Effective Date, Noven shall defend, indemnify and hold P&GP, its Affiliates, and each of their respective officers, directors, agents, employees, shareholders, successors and assigns (collectively, “P&GP Indemnitees”) harmless from and against any and all Damages which P&GP Indemnitees may incur or suffer, or with which any of them may be faced arising out of:
     (i) the breach by Noven of this Agreement including (A) any material inaccuracy in or any material breach of any representation or warranty made by Noven in this Agreement, and (B) any material breach by Noven of, or material failure by Noven to comply with, any of its covenants or obligations pursuant to this Agreement;

     (ii) the enforcement by P&GP Indemnitees of their rights under this Section 9.01(b);
     (iii) any negligence or willful misconduct by Noven under this Agreement or by Noven or its Affiliates in connection with the Products or the Technology; and
     (iv) Noven’s material violation of any Applicable Law;
provided, however, that, in each such case, Noven shall not be liable hereunder to the extent such Damages arise from the negligence or willful misconduct of, or a violation of any Applicable Law by, any P&GP Indemnitees, or from the breach by P&GP or a Related Party of any of the provisions of this Agreement or the Manufacturing and Supply Agreement.
     (c) Procedure. If any Proceeding arises as to which a right of indemnification provided in this Article IX applies, the Person seeking indemnification (the “Indemnified Party”), shall within 20 calendar days notify the party obligated under this Article IX to indemnify the Indemnified Party (the “Indemnifying Party”), thereof in writing and allow the Indemnifying Party and its insurers the opportunity to assume liability for any Damages arising out of such Proceeding and the direction and control of the defense against such Proceeding, at its sole expense, including the settlement thereof at the sole option of the Indemnifying Party or its insurers; provided, that the failure to give notice of a claim for indemnification within such 20-calendar day period shall not result in the waiver or loss of any right to bring a claim for indemnification hereunder unless, and only to the extent that, the Indemnifying Party is actually prejudiced by such failure. Notwithstanding the foregoing, the Indemnifying Party may not enter into any compromise or settlement without the prior written consent of the Indemnified Party unless such compromise or settlement includes as an unconditional term thereof the giving by each plaintiff or claimant to the Indemnified Party of a release from all liability in respect of such claim and only if such compromise or settlement does not include any admission of legal wrongdoing on the part of the Indemnified Party. The Indemnified Party shall fully cooperate with the Indemnifying Party and its insurers in the disposition of any such matter and the Indemnified Party will have the right and option to participate in (but not control) the defense of any Proceeding as to which this Article IX applies, with separate counsel at its election and cost. If the Indemnifying Party fails or declines to assume the defense of any such Proceeding within 30 calendar days after notice thereof, the Indemnified Party may assume the defense thereof for the account and at the risk of the Indemnifying Party. The Indemnifying Party shall pay promptly to the Indemnified Party any Damages to which the indemnity under this Article IX applies, as incurred.
     Section 9.02. Certain Limitations.
     (a) Except as otherwise provided in Section 7.01(e), the sole and exclusive remedy with respect to any breach of any representation, warranty, covenant or agreement contained herein and for the other matters described in Sections 9.01(a) and 9.01(b) (other than (i) with respect to a breach of the terms of a covenant or agreement as to which P&GP or Noven, as the case may be, also shall be entitled to seek specific performance or other equitable relief and (ii) with respect to claims for fraud) shall be a claim for Damages (whether by contract, in tort or otherwise, and whether in law, in equity or both) made pursuant to this Article IX. No party shall be entitled to recover any punitive, incidental or consequential damages whatsoever under this Article IX, except to the extent any such punitive, incidental or consequential damages are payable to a third party.
     (b) Notwithstanding anything to the contrary contained herein, although a party may be entitled to make a claim for indemnification pursuant to more than one section of this Article IX, a party shall not be entitled to recover indemnification for the same claim under more than one section of this Article IX.
ARTICLE X
TERM AND TERMINATION
     Section 10.01. Term. Unless terminated earlier as provided herein, this Agreement shall have a term with respect to each country in the Territory ending at the later of (i) five years from the date of the first commercial sale of a Product in such country, (ii) expiration of all data protection or market exclusivity rights relating to the Products granted by or available under authority of a Regulatory Authority in such country, (iii) expiration of the last to expire of the Noven Patents that cover or are implicated by the manufacture or sale of the Products in such country, and (iv) the last commercial sale of a Product, Noven Additional Product or P&GP Additional Product developed with Noven under this Agreement in such country.
     Section 10.02. Certain Termination Events.
          (a) Noven shall have the right to terminate this Agreement in its entirety upon the effectiveness of a termination of the Manufacturing and Supply Agreement by Noven for an uncured material breach by P&GP or a Related Party of the Manufacturing and Supply Agreement, in accordance with the termination provisions of the Manufacturing and Supply Agreement.
          (b) P&GP shall have the right to terminate this Agreement on a country by country and Product by Product basis at any time upon 60 calendar days prior written notice to Noven.
          (c) Either Noven or P&GP shall have the right to terminate this Agreement immediately in whole or in part at any time in the event the other party (or, with respect to P&GP, a Related Party) shall assign or otherwise delegate this Agreement in a manner not in compliance with Section 11.04.
          (d) Noven shall have the right to terminate this Agreement immediately in whole or in part as to any sublicensee in the event P&GP or a Related Party shall sublicense any of its rights under this Agreement in a manner not in compliance with this Agreement, including Section 3.04 hereof.

          (e) If at any time during the term of this Agreement, P&GP or a Related Party, directly or indirectly, takes any action or assists or supports any third party in taking any action challenging any of Noven’s rights in the Noven Patents, including any action in connection with an opposition, reexamination, revocation or invalidation proceeding, or requests a declaration of an interference against or otherwise attacks the validity or enforceability of any Noven Patent, or contests or disputes Noven’s entitlement to or ownership of the Noven Patents, Noven shall have the right to terminate this Agreement immediately in its entirety.
          (f) If at any time during the term of this Agreement, Noven, directly or indirectly, takes any action or assists or supports any third party in taking any action challenging any of P&GP’s rights in patents relating to *** or any aspects of the Products, including any action in connection with an opposition, reexamination, revocation or invalidation proceeding, or requests a declaration of an interference against or otherwise attacks the validity or enforceability of any such patent or disputes P&GP’s entitlement to or ownership of such patents, P&GP shall have the right to terminate this Agreement in its entirety.
          (g) Either Noven or P&GP shall have the right to terminate this Agreement in its entirety if the other (or, with respect to P&GP, a Related Party) commits any material breach of any of the provisions of this Agreement and (in the case of a breach which is capable of remedy) fails to remedy the same within 60 calendar days after receipt of written notice giving full particulars of the breach and requiring it to be so remedied.
          (h) Either Noven or P&GP may terminate this Agreement on a country by country basis with immediate effect with respect to any Product that is permanently and completely withdrawn from the market in such country for serious adverse health or safety reasons.
          (i) Either Noven or P&GP shall have the right to terminate this Agreement in its entirety upon 60 calendar days written notice to the other party at any time after the other party (or, with respect to P&GP, a Related Party) is (a) dissolved (other than pursuant to a consolidation, amalgamation or merger); (b) becomes insolvent or is generally unable to pay its debts as they become due or admits in writing its inability generally to pay its debts as they become due; (c) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (d) institutes or has instituted against it by a third party a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor’s rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (ii) is not dismissed, discharged, stayed or restrained in each case within 30 calendar days of the institution or presentation thereon; (e) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (f) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (g) has a secured party take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 calendar days thereafter; or (h) causes or is subject to any event with respect to it which, under the applicable law of any jurisdiction, has an analogous effect to any of the events specified in clauses (a) to (g) (inclusive). In the event Noven seeks or is involuntarily placed under the protection of bankruptcy laws, Title XI, United States Code, and the trustee in bankruptcy rejects this Agreement, P&GP hereby elects, pursuant to Section 365(n) of such bankruptcy laws, solely to the extent permitted thereunder and unless such election is subsequently revoked in writing by P&GP, to retain all of its rights and obligations under this Agreement to all licenses granted hereunder, in lieu of termination by P&GP under this Section 10.02(i). In the event that P&GP timely revokes such election to maintain its rights to all licenses hereunder, P&GP may elect to treat this Agreement as terminated in accordance with Section 365(n) of the bankruptcy laws.
          (j) Noven shall have the right to terminate this Agreement in its entirety if, by December 31, 2013, P&GP has not Launched any Product and is not actively pursuing the Launch of any Product as of such date.
          (k) Either party shall have the right to terminate this Agreement in its entirety upon written notice to the other if the parties have not entered into the Manufacturing and Supply Agreement within 45 days following the Effective Date; provided that in order for a party to have the right to terminate this Agreement pursuant to this Section 10.02(k), such party shall have endeavored in good faith to enter into the Manufacturing and Supply Agreement in accordance with Section 5.04; and provided further that upon any termination of this Agreement by either party in accordance with this Section 10.02(k), Noven shall pay and deliver to P&GP a penalty in the amount of ***.
     Section 10.03. Effect of Termination. Upon termination of this Agreement with respect to any country and/or with respect to any Product, this Agreement and all rights and licenses and sublicenses granted hereunder shall each forthwith become void and of no further force or effect with respect to such country and/or Product, as the case may be (and in the event of any termination of this Agreement in its entirety, this Agreement and all rights and licenses and sublicenses granted hereunder shall each forthwith become void and of no further force or effect in their entirety); provided that (a) the following provisions shall remain in full force and effect following any such termination indefinitely: (i) Section 7.01 (Confidentiality), (ii) Section 7.02 (Publications), (iii) Section 7.03 (Press Releases), (iv) Article IX (Indemnification), (v) this Section 10.03, (v) Section 11.10 (Governing Law), (vi) Section 11.12 (Entire Agreement) and (vii) Section 11.13 (Expenses), and (b) in the event of a termination of this Agreement by P&GP pursuant to Section 10.02(b) or by Noven pursuant to any of Sections 10.02(a), 10.02(c), 10.02(d), 10.02(e) or 10.02(g) prior to the expiration of the last to expire of the Noven Patents, that the provisions of Section 5.03 (Noncompetition) shall remain in full force and effect, on a country by country and Product by Product basis, with respect to P&GP and its Related Parties only, for a period of two years from the effective date of such termination. Subject to Section 9.02(a), the rights and remedies provided in this Article X shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law. Any termination of this Agreement shall not affect any cause of action or claim hereunder that arises prior to such termination, which claims and causes of action shall survive any such termination.

ARTICLE XI
MISCELLANEOUS
     Section 11.01. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by facsimile transmission, air courier or registered or certified mail, return receipt requested, addressed as follows:
     if to Noven:
Noven Pharmaceuticals, Inc.
11960 S.W. 144th Street
Miami, Florida 33186
Attention: CEO & General Counsel
Telecopy: 305-964-3340
     with copies (which shall not constitute notice) to:
Hogan & Hartson LLP
555 Thirteenth Street, NW
Washington, D.C. 20004
Attention: Elizabeth M. Donley
Telecopy: 202-637-5910
     if to P&GP:
Procter & Gamble Pharmaceuticals, Inc.
8700 Mason-Montgomery Road
Mason, Ohio 45040-8006
Attention: President, Procter & Gamble Pharmaceuticals
Telecopy: 513-622-4401
     with copies to:
Procter & Gamble Pharmaceuticals, Inc.
8700 Mason-Montgomery Road
Mason, Ohio 45040-8006
Attention: Associate General Counsel
Telecopy: 513-622-5327

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been delivered (a) when delivered, if delivered personally, (b) when sent (with written confirmation received), if sent by facsimile transmission on a Business Day, (c) on the first Business Day after dispatch (with written confirmation received), if sent by facsimile transmission on a calendar day other than a Business Day, (d) on the second Business Day after dispatch, if sent by air courier, and (e) on the fifth Business Day after mailing, if sent by mail.
     Section 11.02. Disputes. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, or the rights or obligations of the parties hereunder, the parties shall try to settle their differences amicably between themselves. Either party may initiate such informal dispute resolution by sending written notice of the dispute to the other party, and within 10 calendar days after such notice, appropriate representatives of the parties shall meet for attempted resolution by good faith negotiations. If such representatives are unable to resolve promptly such disputed matter, it shall be referred to the presidents of Noven and P&GP, or their respective designees, for discussion and resolution. If such personnel are unable to resolve such dispute within 30 calendar days of initiating such negotiations, the parties agree first to try in good faith to settle the dispute by mediation in Washington, D.C. under the Commercial Mediation Rules of the American Arbitration Association. If following any such mediation the parties still have not been able to resolve any such dispute, the parties agree to submit the dispute to final and binding arbitration before a single arbitrator in Washington, D.C. under the Commercial Arbitration Rules of the American Arbitration Association. The parties agree that a judgment may be entered on the arbitrator’s award in any court of competent jurisdiction. The arbitrator in reviewing any claim under this Agreement shall have the exclusive authority to determine any issues as to the arbitrability of any such claim or related disputes under this Agreement. In reaching a decision, the arbitrator shall interpret, apply and be bound by this Agreement and by Applicable Law. The arbitrator shall have no authority to add to, detract from or modify this Agreement or any Applicable Law in any respect. The arbitrator may not grant any remedy or relief that a court of competent jurisdiction could not grant, nor any relief or remedy greater than that sought by the parties, nor any punitive, incidental or consequential damages, except to the extent any such punitive, incidental or consequential damages are payable to a third party. Any up-front costs of the arbitrator shall be borne equally by the parties; provided, however, that the non-prevailing party in any such arbitration shall pay, and to the extent applicable reimburse the prevailing party for, the costs and expenses of the arbitrator, including costs and expenses payable to the American Arbitration Association and to the arbitrator; and provided further, that in the event each party prevails as to certain claims in connection with any such arbitration, the fees of the arbitrator shall be paid and/or reimbursed in accordance with the decision of the arbitrator. Each party shall bear its own costs incurred in connection with attorneys’ fees and related expenses. Notwithstanding the foregoing provisions of this Section 11.02, nothing in this Agreement shall limit or in any way restrict the ability of either party to seek injunctive or other equitable relief in a court or other judicial body.

     Section 11.03. Independent Contractors. In making and performing this Agreement, the parties are acting and shall act as independent contractors. Nothing in this Agreement shall be deemed to create an agency, joint venture or partnership relationship between the parties hereto. No party shall have the authority to obligate another party in any respect, and no party shall hold itself out as having any such authority. All personnel of Noven shall be solely employees of Noven and shall not represent themselves as employees of P&GP. All personnel of P&GP shall be solely employees of P&GP and shall not represent themselves as employees of Noven.
     Section 11.04. Assignment. Except as otherwise expressly contemplated in Section 3.04, neither party shall have the right to assign this Agreement or delegate any of its rights, interests, duties or obligations hereunder without the express prior written consent of the other party, which consent may be granted or withheld in the other party’s sole discretion. In the event the other party shall consent to any such assignment or delegation, (i) the assignee or delegatee shall confirm in writing to and for the benefit of the other party that it will comply with the covenants and agreements of the assigning party hereunder, and (ii) no such assignment or delegation pursuant to this Section 11.04 shall relieve the assigning party of any of its obligations or liabilities prior to such assignment. Notwithstanding the foregoing, (a) at any time during the term of this Agreement either party may assign this Agreement to any of its Affiliates without the prior written consent of the other party; provided, that no such assignment of this Agreement shall relieve the assignor of any of its obligations or liabilities under this Agreement, (b) either party may assign this Agreement without the other party’s prior written consent in connection with the transfer or sale of all or substantially all of its assets or business or its merger or consolidation with another Person upon written notice to the other party, and (c) P&GP may assign this Agreement without Noven’s prior written consent in connection with a transaction in which P&GP is spun off as an independent publicly traded company, provided that such assignment shall be to such company. Any attempted assignment in violation of this Section 11.04 shall be void.
     Section 11.05. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     Section 11.06. Amendments. This Agreement shall not be modified, amended or supplemented except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.
     Section 11.07. No Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

     Section 11.08. Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument. Each party may execute this Agreement on a facsimile of the Agreement. In addition, facsimile signatures of authorized signatories of either party shall be valid and binding and delivery of a facsimile signature by either party shall constitute due execution and delivery of this Agreement.
     Section 11.09. Interpretation. The article and section headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and singular shall include the plural. Unless the context otherwise requires, the term “party” when used herein means a party hereto. References herein to a party or other Person include their respective successors and assigns. The words “include,” “includes” and “including” when used herein shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof. With regard to each and every term and condition of this Agreement, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.
     Section 11.10. Governing Law. This Agreement and any claims, disputes or causes of action relating to or arising out of this Agreement shall be construed in accordance with and governed by the substantive laws of the State of New York, without giving effect to the conflict of laws principles thereof.
     Section 11.11. Unenforceability. If any provisions of this Agreement are determined to be invalid or unenforceable in any jurisdiction, such provisions shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof or affecting the validity or enforceability of any of such provisions of this Agreement in any other jurisdiction. The parties will use their best efforts to substitute the invalid or unenforceable provision with a valid and enforceable one which conforms, as nearly as possible, with the original intent of the parties.

     Section 11.12. Entire Agreement.
          (a) This Agreement, together with the other Transaction Documents, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, commitments, arrangements, negotiations or understandings, whether oral or written, between the parties hereto and their respective Affiliates with respect thereto including the Development Agreement and the Confidentiality Agreement. There are no agreements, covenants or undertakings with respect to the subject matter of this Agreement other than those expressly set forth or referred to herein and no representations or warranties of any kind or nature whatsoever, express or implied, are made or shall be deemed to be made herein by the parties hereto, except those expressly made in this Agreement and the other Transaction Documents.
          (b) THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT NO REPRESENTATION, WARRANTY, PROMISE, INDUCEMENT, UNDERSTANDING, COVENANT OR AGREEMENT HAS BEEN MADE OR RELIED UPON BY EITHER PARTY HERETO OTHER THAN THOSE EXPRESSLY SET FORTH IN THE TRANSACTION DOCUMENTS. WITHOUT LIMITING THE GENERALITY OF THE DISCLAIMER SET FORTH IN THE PRECEDING SENTENCE, (I) NEITHER NOVEN NOR ANY OF ITS AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, IN ANY PRESENTATION OR WRITTEN INFORMATION RELATING TO THE TECHNOLOGY GIVEN OR TO BE GIVEN IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, IN ANY FILING MADE OR TO BE MADE BY OR ON BEHALF OF NOVEN OR ANY OF ITS AFFILIATES WITH ANY GOVERNMENTAL AUTHORITY OR REGULATORY AUTHORITY, AND NO STATEMENT MADE IN ANY SUCH PRESENTATION OR WRITTEN MATERIALS, MADE IN ANY SUCH FILING OR CONTAINED IN ANY SUCH OTHER INFORMATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE, AND (II) NOVEN EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES OF MERCHANTABILITY. P&GP ACKNOWLEDGES THAT NOVEN HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY NOVEN OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN RESPECT OF THE TECHNOLOGY. EACH OF P&GP AND NOVEN ACKNOWLEDGES THAT THE OTHER PARTY HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY REPRESENTATION OR WARRANTY ON ITS BEHALF IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, UNLESS IN WRITING AND CONTAINED IN THIS AGREEMENT OR IN ANY OF THE TRANSACTION DOCUMENTS TO WHICH P&GP OR NOVEN IS A PARTY.

     Section 11.13. Expenses. Except as expressly set forth herein, each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, including attorneys’, accountants’ and other professional fees and expenses.
     Section 11.14. Force Majeure. If the performance of this Agreement or any obligation hereunder (except the payment of money) by either party is prevented or hindered, by reason of any cause beyond the reasonable control of the affected party, including fire, flood, riot, war, explosions, acts of God (including hurricanes and tropical storms), acts of a public enemy, acts of terror, labor disturbances, or any governmental action, the party so affected, upon notice to the other party, shall be excused from such performance; provided that the party so affected shall use diligent effort to avoid or remove such cause or causes of non-performance and shall continue to perform hereunder with the utmost dispatch whenever such cause or causes are removed.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of date first above written.

NOVEN PHARMACEUTICALS, INC.
By:	/s/ Peter C. Brandt
	Name:	Peter C. Brandt
	Title:	President, Chief Executive Officer

PROCTER & GAMBLE PHARMACEUTICALS, INC.
By:	/s/ Thomas M. Finn
	Name:	Thomas M. Finn
	Title:	President, Global Health Care